Exhibit 99.1
Primary Energy Recycling Corporation
Annual Information Form
March 30, 2009

TABLE OF CONTENTS

GENERAL	1

CORPORATE STRUCTURE	1
The Issuer	1
Primary Energy	1
EPCOR USA Ventures LLC	2
Ownership Structure	3

GENERAL DEVELOPMENT OF THE BUSINESS	3
Fiscal 2006	3
Fiscal 2007	4
Fiscal 2008	4

PRIMARY ENERGY OVERVIEW	5
Introduction	5

DESCRIPTION OF THE BUSINESS	6
Business of the Issuer	6
Business of Primary Energy	6
Overview of the Projects	6
Objective and Business Strategy	9

THE ISSUER	10
Share Capital of the Issuer	10
Limitations on ERISA Plan Ownership	11
Limitation on U.S. Resident Ownership	11
Limitation on Ownership by Electric Utilities and Others	12
Administration	12
Description of EISs	13
Description of Subordinated Notes	15
Distribution Policy — Interest Payments and Distributions	20
The Credit Facility	22

PRIMARY ENERGY	23
Capital of Primary Energy	23
Distribution Policy	23
Securityholders’ Agreement	24

DIRECTORS, OFFICERS AND MANAGEMENT	24
The Issuer	24
Primary Energy	26
Insurance Coverage for Directors and Managers and Indemnification	28
The Manager	28

AUDIT COMMITTEE AND AUDITOR’S FEES	31
Relevant Education and Experience of Audit Committee Members	32

Non-Audit Services	32
External Auditor Service Fees	32
Audit Committee Oversight	32

RISK FACTORS	33
Risks Related to the Business and the Projects	33
Risks Related to Capital Structure	39

MARKET FOR SECURITIES	48

AUDITORS, TRANSFER AGENT, REGISTRAR AND INDENTURE TRUSTEE	48

MATERIAL CONTRACTS	49

LEGAL PROCEEDINGS AND REGULATORY ACTIONS	49

INTERESTS OF EXPERTS	49

ADDITIONAL INFORMATION	49

GLOSSARY OF TERMS	51

APPENDIX “A”	56

ii

Primary Energy Recycling Corporation
GENERAL
     The information, including any financial information, disclosed in this Annual Information Form is stated as at December 31, 2008 or for the year ended December 31, 2008, as applicable, unless otherwise indicated. Unless otherwise indicated, all dollar amounts are expressed in U.S. dollars and references to “$”, “US$” and “U.S. dollars” are to the lawful currency of the United States. References in this Annual Information Form to “we”, “us” or “our” refer to Primary Energy Recycling Corporation (the “Issuer”) and all of its direct or indirect subsidiaries. References to “management” in this Annual Information Form are to management of EPCOR USA Ventures LLC, formerly Primary Energy Ventures LLC.
     Certain statements in this Annual Information Form are “forward-looking statements”, which reflect the expectations of management regarding future growth, results of operations, performance and business prospects and opportunities of the Issuer. Such forward-looking statements reflect current expectations regarding future events and operating performance and speak only as of the date of this Annual Information Form. Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved. A number of factors could cause actual results to differ materially from the results discussed in the forward-looking statements, including, but not limited to, the factors discussed under “Risk Factors”. Although the forward-looking statements contained in this Annual Information Form are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material. These forward-looking statements are made as of the date of this Annual Information Form and, except as required by applicable securities laws, the Issuer assumes no obligation to update or revise them to reflect new events or circumstances.
CORPORATE STRUCTURE
The Issuer
     The Issuer is a corporation established under the laws of Ontario on June 10, 2005 and continued under the laws of British Columbia on August 5, 2005. The registered office of the Issuer is located at Suite 1600, Cathedral Place, 925 West Georgia Street, Vancouver, British Columbia, Canada, V6C 3L2 and the head office of the Issuer is located at Suite 3000, 79 Wellington Street West, Toronto, Ontario, Canada, M5K 1N2. The registered and head office addresses of the Issuer are those of its external legal counsel and the Issuer has no employees or assets in Canada.
     The Issuer holds 84.6% of the total of preferred and common interests in Primary Energy Recycling Holdings LLC (“Primary Energy”) through its Class A Preferred and Class A Common Interests. The Issuer holds 83.0% of the common interests and 85.8% of the preferred interests.
Primary Energy
     Primary Energy is a limited liability company formed under the laws of Delaware on May 23, 2005 with its registered and head office located at 2000 York Road, Suite 129, Oak Brook, Illinois, USA, 60523. Primary Energy owns 100% of Primary Energy Operations LLC (“Primary Operations”), which in turn owns, through its subsidiaries, four wholly-owned Recycled Energy Projects and a 50% interest in a pulverized coal facility (collectively, the “Projects”). Primary Operations is a limited liability company formed under the laws of Delaware on June 26, 2003 with its registered and head office located at 2000 York Road, Suite 129, Oak Brook, Illinois, USA, 60523.

EPCOR USA Ventures LLC
     EPCOR USA Ventures LLC (the “Manager”), formerly Primary Energy Ventures LLC, is a limited liability company established under the laws of Delaware on December 9, 2004 with its registered and head office located at 2000 York Road, Suite 129, Oak Brook, Illinois, USA, 60523. The Manager provides management and administrative services to the Issuer, Primary Energy and their subsidiaries pursuant to the terms of a management agreement (the “Management Agreement”). See “Directors, Officers and Management — The Manager — Management Agreement”.
     The Manager manages the businesses with the objective of providing holders of enhanced income securities with cash distributions in the form of interest payments on the subordinated notes of the Issuer and distributions on the common shares of the Issuer. The Manager also seeks to identify additional acquisitions and investments for the Issuer and Primary Energy including acquisitions of, or investments in, recycled energy and other energy generation assets.
     On November 1, 2006, the Manager was acquired by EPCOR Power L.P. (“EPCOR Power”), a Canadian public company (the “EPCOR Acquisition”). As a result of the EPCOR Acquisition, all the employees of the Manager were transferred to EPCOR USA Inc. (“EPCOR USA”), a wholly-owned subsidiary of EPCOR Utilities Inc. and an affiliate of EPCOR Power. EPCOR USA now provides all management and administrative services to the Manager which continues to act as Manager under the Management Agreement. In connection with the EPCOR Acquisition, there were certain changes made to the Designated Employees of the Manager and to the composition of the board of directors of the Issuer. In addition, on completion of the EPCOR Acquisition, the Issuer, EPCOR Power, EPCOR USA, the Manager and Thomas Casten (former Chair and Chief Executive Officer of the Manager) entered into an allocation agreement (the “Allocation Agreement”) which amends and qualifies the terms of the Management Agreement and allocates among the parties rights to new and certain existing development and acquisition opportunities. See “Description of the Business — Objective and Business Strategy — Allocation Agreement”. A material change report dated November 1, 2006 describing the EPCOR Acquisition, including the related amendments to the Securityholders’ Agreement and the Management Agreement and the terms of the Allocation Agreement, is available for review on SEDAR at www.sedar.com.
     In this Annual Information Form, references to beliefs and opinions of management refer to the management of the Manager.
     The Manager indirectly holds, through EPCOR USA Holdings LLC (“Ventures Holdco”), 15.4% of the total of preferred and common interests in Primary Energy through its Class B Preferred and Class B Common Interests.

Ownership Structure
GENERAL DEVELOPMENT OF THE BUSINESS
Fiscal 2006
     On April 18, 2006, the Lakeside Energy LLC project was purchased by U.S. Steel, in accordance with a pre-existing purchase option. As a result, the Issuer no longer has a right of first refusal on the project, which had been 100% owned by the Manager.
     On November 1, 2006, the Manager was acquired by EPCOR Power L.P., a Canadian public company. A material change report dated November 1, 2006 describing the EPCOR Acquisition is available for review on SEDAR at www.sedar.com. See “Corporate Structure — EPCOR USA Ventures LLC.”
      In the fourth quarter of 2006, the host of the Harbor Coal Project began conducting semiannual, instead of annual, inventory adjustments to increase accuracy and diminish volatility in these adjustments.

Fiscal 2007
     On April 25, 2007, the Issuer announced that the physical measurements of the coke and coal inventories at the Harbor Coal Project’s host site required a negative inventory adjustment that materially reduced revenues of Harbor Coal LLC (“Harbor Coal”) for the first quarter of 2007. The Issuer made a reserve to cover the negative adjustment and initiated a review of the host’s survey results and an independent review of the host’s accounting of fuel and coke usage, including inventory adjustments, as permitted by the PCI Associates’ partnership agreement. See “Description of the Business — Overview of the Projects — Harbor Coal”. At the same time, the Issuer announced that its steam turbine generator had failed at the North Lake Project. The combined effect of these two events had the potential to put the Issuer in default of certain financial covenants under existing bank credit facilities, which were entered into on August 25, 2005 by Primary Operations and a syndicate of lenders and initially consisted of a four-year term loan for $135 million and a three-year revolving credit facility for $15 million (as amended on June 13, 2007 and November 30, 2007, the “Credit Facility”). The North Lake Project turbine was repaired and operational by May 25, 2007.
     On May 18, 2007, the Issuer announced that its board of directors had approved a decrease in the monthly cash distribution to be paid to holders of enhanced income securities (“EISs”), effective as of the June 29, 2007 distribution. The decrease was adopted in order to maintain compliance with certain financial covenants under the Credit Facility.
     On June 13, 2007, Primary Operations and its lenders entered into the first amendment to the Credit Facility (the “First Amendment”), which modified the compliance limits in the Credit Facility for certain coverage ratio covenants for the following four quarterly test periods. A copy of the First Amendment is available on SEDAR at www.sedar.com.
     On September 21, 2007, the Issuer announced that it would defer declaration of September’s distribution to holders of EISs and Separate Subordinated Notes (as defined herein) to ensure compliance with certain financial covenants under the Credit Facility.
     On October 11, 2007, the Issuer announced that the Harbor Coal inventory adjustment for the third quarter of 2007 was not finalized and that the declaration of October’s distributions to holders of EISs and Separate Subordinated Notes could be delayed.
     On November 8, 2007, the Issuer confirmed that the finalized inventory adjustment at Harbor Coal resulted in a default of the consolidated leverage ratio covenant under the Credit Facility.
     After discussions with its lenders, on November 30, 2007, Primary Operations and its lenders entered into a second amendment and limited waiver to the Credit Facility (the “Second Amendment”), which waived the covenant default and allowed the Issuer to resume paying distributions to holders of EISs and Separate Subordinated Notes. The Second Amendment also permanently increased covenant thresholds allowing for improved operating flexibility going forward and modified certain other terms. The Second Amendment also required the Issuer to use commercially reasonable efforts to amend the Harbor Coal contract to meet certain specified criteria. If the Issuer was unable to obtain such amendments, the Issuer could be subject to increased interest expenses and to the introduction of mandatory quarterly principal repayments equal to a portion of excess cash flow during the period (“Cash Sweeps”). A copy of the Second Amendment is available on SEDAR at www.sedar.com.
Fiscal 2008
     The Issuer and the host at Harbor Coal entered into an amendment to the Harbor Coal contract effective as of January 1, 2008 (the “Harbor Coal Amendment”), pursuant to which revenue at Harbor Coal will be determined solely on the basis of the amount of pulverized coal delivered to the customer’s largest on-site blast furnace. In addition, the term of the Harbor Coal contract was extended to August 31, 2025. The Harbor Coal Amendment met the requirements of the Second Amendment and therefore, the Issuer was not subject to further increased interest expenses and to Cash Sweeps under the Credit Facility.

Due to the now terminated provisions of the Credit Facility, the Issuer incurred approximately $100,000 in additional interest expense, but no amounts were paid under the Cash Sweep provisions.
     On August 25, 2008, the Issuer announced that after evaluating its liquidity position, the Issuer determined that its cash on hand plus anticipated proceeds from operations were expected to be adequate to fund near term operations and distributions. As a result, the Issuer allowed the $15 million revolving loan provisions of the Credit Facility to expire.
     In late September 2008, the Issuer announced that, in connection with its ongoing consideration of strategic options, it would be undertaking a sale process that could lead to the sale of the Issuer and/or Primary Energy (the “Sale Process”). On October 8, 2008, the Issuer announced that it had retained Credit Suisse Securities (USA) LLC and Genuity Capital Markets to act as co-lead financial advisors in connection with the Sale Process. As of the date hereof, the Sale Process is ongoing.
     The Issuer is currently seeking to refinance its Credit Facility that matures in August 2009. Since the Credit Facility has not yet been refinanced, it has been classified as short term debt resulting in the Issuer reporting a significant working capital deficit in its consolidated annual financial statements for the fiscal year ended December 31, 2008 for which current financing sources do not exist. The Issuer has retained Credit Suisse Securities (USA) LLC to lead the refinancing and the parties are actively pursuing a replacement of the facility. The Issuer and its advisors have been carefully coordinating their efforts on the Credit Facility refinancing discussions with potential financing sources to both maximize the Issuer’s refinancing options and, in the event of a sale of the Issuer or PERH, to assist potential buyers, at the appropriate time and to the extent required, with their acquisition financing. Because firm commitments for refinancing of the Credit Facility have not yet been obtained, the Issuer has included disclosure in its annual financial statements regarding the Issuer’s ability to continue as a going concern, as required under Canadian generally accepted accounting principles.
PRIMARY ENERGY OVERVIEW
Introduction
     Primary Energy, headquartered in Oak Brook, Illinois, owns and operates, through Primary Operations, four wholly-owned Recycled Energy Projects and a 50% interest in a pulverized coal facility (collectively, the “Projects”). The Projects have a combined nameplate electrical generating capacity of 283 megawatts and a combined steam generating capacity of 1,851 Mlbs/hour.
Potential to Recycle Energy
     Recycling waste energy streams is accomplished by Primary Energy in two ways:
•	converting industrial waste energy streams into thermal energy and power with on-site generation plants; and

•	building combined heat and power (“CHP”) facilities near thermal users to enable thermal energy normally wasted from the production of electric power to displace host boiler fuel.
Industrial Waste Energy Recycling
     Many industrial processes produce byproduct energy streams such as (i) hot exhaust gases, (ii) flare gases, and (iii) high pressure gases. Hot exhaust gases are generated by facilities such as coke ovens, blast furnaces, hot rolled steel ovens and petroleum refineries which all have high temperature exhaust that can be converted into electricity and thermal energy. Flare gases are typically created by blast furnaces, which reduce iron ore to molten iron and produce byproduct gas that must be flared for cleanup. Finally, energy in the form of pressure drop energy is created when gases, including steam and natural gas, flow from high pressure pipes to low pressure points of use. Electric power and thermal energy can be produced by capturing and recycling these forms of waste energy produced by industrial processes.
Recycling with On-site Combined Heat & Power Plants
     In a typical electric power generation plant, input fuel is used to create electricity while thermal energy (in the form of steam) is wasted in the process. Many facilities, both commercial and industrial, require a substantial amount of thermal energy for heating, cooling and other low temperature processes. By locating an electric generation plant on-site at a facility that has a significant demand for thermal energy, steam that is typically wasted can be used by the host. Such CHP facilities reduce their hosts’ energy costs and reduce emissions as compared to buying power off of the grid and producing steam with boilers.
     The Projects, as more fully described below, capture waste energy flows to produce useful heat and power, reducing a host’s cost of energy and associated emissions.
DESCRIPTION OF THE BUSINESS
Business of the Issuer
     The Issuer was established to acquire an interest in Primary Energy. The Issuer and Primary Energy do not have any ongoing business operations of their own. Primary Energy depends on the operations and assets of its wholly-owned subsidiary, Primary Operations, for cash distributions. The Issuer, in turn, depends on Primary Energy for cash distributions to satisfy the interest obligations of the 11.75% subordinated notes of the Issuer (the “EIS Subordinated Notes”) distributed as part of the EISs in connection with an initial public offering which was completed on August 24, 2005 (the “EIS Offering”), the separate subordinated notes issued on a private placement basis concurrent with the closing of the EIS Offering (the “Separate Subordinated Notes” and, together with the EIS Subordinated Notes, the “Subordinated Notes”) and to make distributions on the common shares of the Issuer (the “Common Shares”).
Business of Primary Energy
     Primary Energy creates value for its customers by capturing and recycling waste energy from industrial processes and converting it into reliable and economical electricity and thermal energy for its customers’ use.
Overview of the Projects
     Primary Energy’s Recycled Energy Projects recapture large quantities of waste energy in various forms from the steel making and coking operations of their hosts, or from the generation of electricity by their hosts, and convert the waste energy to electricity and thermal energy for use by their host steel mills. Primary Energy’s other project is Harbor Coal, a coal pulverizing facility located at a steel mill. The Harbor Coal Project dries and pulverizes raw coal and delivers the pulverized coal to its host for injection into blast furnaces for use in iron production.
     The following table lists the Projects and certain key information about each Project.

		Nameplate						Revenue
		Electric	Steam				%	Contract
Project Name	Location	Capacity[1]	Capacity	Primary Fuel	Host	S&P Rating	Ownership	Expiration
North Lake	East Chicago, IN	75 MW	N/A	Blast Furnace Gas from Host	Mittal Steel USA Inc.	BBB+/stable	100%	2011

Cokenergy	East Chicago, IN	95 MW	896 Mlbs/hr	Waste Heat from Host	Mittal Steel USA Inc.	BBB+/stable	100%	2013

Ironside	East Chicago, IN	50 MW	460 Mlbs/hr	Blast Furnace Gas from Host	Mittal Steel USA Inc.	BBB+/stable	100%	2018

Portside	Portage, IN	63 MW	495 Mlbs/hr	Natural Gas	United States Steel Corporation	BB+/stable	100%	2013

Harbor Coal	East Chicago, IN	N/A	N/A	N/A	Mittal Steel USA Inc.	BBB+/stable	50%	2025

1	Nameplate capacity may differ from reported capacities in previously filed documents. Nameplate capacity is the amount of electrical power delivered by a generator, turbine or system as rated by the manufacturer.
North Lake
     The North Lake Project consists of a 75 megawatt steam turbine generator located within an industrial cogeneration facility at its host’s facility in East Chicago, Indiana.
     The North Lake steam turbine generator receives steam that is produced by the host’s boilers with off gas from blast furnace #7. North Lake’s turbine-generator then converts this steam to electricity for the host’s operations. North Lake’s services are provided to the host pursuant to a long-term Agreement under which North Lake is paid a fee for converting the steam to electricity.
     On April 19, 2007, North Lake’s steam turbine generator began a 36-day unplanned outage. The turbine was successfully repaired and the turbine resumed operating at full capacity. The next major overhaul on North Lake’s turbine is scheduled to occur in 2015. North Lake is responsible for performing major maintenance of the Project. The host operators monitor the operation of the North Lake steam turbine.
Cokenergy
     The Cokenergy Project consists of 16 heat recovery steam generators (“HRSGs”), one 95 megawatt GE extraction/condensing steam turbine generator, a cooling tower, flue gas treatment system and ancillary equipment located adjacent to four coke batteries owned and operated by the Indiana Harbor Coke Company. Both Cokenergy and the coke batteries are within the host’s facility.
     Cokenergy’s HRSGs receive all of the hot exhaust from 268 coking ovens and produce steam that powers Cokenergy’s extraction steam turbine generator, producing electricity and process steam for the host. Cokenergy has an electric generating capacity of 95 megawatts and provides a substantial portion of the electric and process steam needs of the host’s facility.
     The Cokenergy Project is driven by the capture of waste heat from coking operations, and its conversion to useful electric and thermal energy with no supplementary firing. Primary Energy operates the Cokenergy facility. Cokenergy performed a major overhaul in the first quarter of 2006. Another minor steam turbine overhaul is planned for 2011.
     Cokenergy recently concluded discussions with the Indiana Department of Environmental Management (“IDEM”) and the Indiana Attorney General’s Office with respect to a Notice of Violation (“NOV”) that was issued to Cokenergy on April 5, 2007 for alleged violations of permit S02 and particulate emissions limits. These discussions resulted in an Agreed Order between Cokenergy and IDEM on September 29, 2008, which provided for a specified modification to the Cokenergy facility as well as payment of a penalty of $30,000. The cost of the modification is approximately $300,000. All specified modifications were completed subsequent to September 30, 2008.

Ironside
     The Ironside Project consists of a 460,000 lbs/hr boiler and 50 megawatt steam turbine generator located at its host facility in East Chicago, Indiana. The plant was commissioned in late 2003.
     The Ironside boiler produces steam by burning blast furnace gas rejected from the integrated steel mill. Ironside’s condensing steam turbine generator then converts a portion of this steam to electricity and provides it to its host’s operations. The Ironside facility is interconnected with other boilers and steam turbines on site to assure reliability of its host’s power and thermal system. The host is responsible for all operations and maintenance of the Ironside Project, provides all water and other utilities and services required by the Ironside Project and is responsible for all of its own backup power requirements.
     Pursuant to a lease agreement between Ironside and the host dated September 29, 2003 (the “Ironside Lease”), the host has an option to purchase the Ironside Project at a purchase price equal to the greater of a price as prescribed in the Ironside Lease or fair market value (the “Purchase Option”). The Purchase Option may be exercised by the host at any time upon 30 days prior notice by the host.
     An overhaul of the steam turbine is expected in 2010 which will be conducted, and paid for, by the host.
     Effective December 15, 2008, the Ironside host elected to enter into a relief period as provided for in the Ironside Lease. During this period, the host pays a reduced fee for some power delivered in exchange for a two month contract extension for each month of the relief period. The duration of the relief period is unknown and dependent, in part, on the recovery of the steel industry.
Portside
     The Portside Project is a 63 megawatt natural gas fired combined-cycle generating facility located at its host’s mill in Portage, Indiana. Pursuant to a ground lease, the host leased the land to Portside for the purposes of supplying electricity and thermal energy from the natural gas supplied to the facility by the host. Portside produces steam, hot softened water and electricity for delivery to the host, pursuant to a long-term Tolling Agreement. Portside’s plant includes a 44 megawatt General Electric gas turbine-generator, a once-through heat recovery steam generator and a 19 megawatt back pressure and extraction steam turbine generator set. Two auxiliary boilers provide steam during periods of peak usage or when the gas turbine is not in use.
     Portside provides 100% of the thermal energy and a substantial portion of the electricity its host requires. The natural gas required by Portside for its energy production is supplied at no cost by the host. Portside must convert the fuel to electricity and useful thermal energy at a heat rate that is at or below agreed levels. The host is responsible for supplying or purchasing all of its own backup power in the event the Project is not operating or is dispatched at reduced levels.
     Primary Energy is responsible for all operations and maintenance of the Portside project. A hot gas path inspection was completed in 2007. A steam turbine overhaul is planned for 2010 and a major overhaul of the gas turbine is planned for 2013.
Harbor Coal
     The Harbor Coal Project is a coal pulverization facility that provides pulverized coal for injection into all three of the host’s blast furnaces in East Chicago, Indiana. The Issuer entered into the Harbor Coal Amendment with the host effective January 1, 2008 in order to improve the predictability and stability of results, insulate itself from inventory adjustments, fluctuations in commodity prices, and base operations and maintenance costs.
     Pursuant to a long-term ground lease and related documentation, the host indirectly leases a parcel of land to PCI Associates. The Harbor Coal Project consists of coal pulverization equipment, pneumatic conveyors to the host’s blast furnace No. 7, three specialized trucks to deliver coal to other blast furnaces, two silos designed to store pulverized coal and two silos for raw coal storage. The facility has been in operation since 1993.
     Harbor Coal is wholly-owned by Primary Energy and Harbor Coal in turn owns a 50% interest in PCI Associates. PCI Associates is an Indiana general partnership formed between Harbor Coal and III/PCI Inc., which is 100% beneficially owned by the host. PCI Associates is the owner of the coal pulverization facility. The PCI Associates partnership agreement lists certain actions requiring approval of both partners, default rights and capital contribution rights. The partnership terminates in certain circumstances, including on (i) an election by Harbor Coal to terminate, (ii) the bankruptcy of either partner, (iii) an event of default and the other party elects to terminate, or (iv) August 31, 2023 (which date was extended to August 31, 2025 pursuant to the Harbor Coal Amendment). A management committee comprised of two individuals from each partner is provided for in the partnership agreement, which must approve certain decisions unanimously.
     The facility pulverizes coal and dries the coal with waste heat from the blast furnace operations. The blast furnace is able to inject pulverized coal to replace more expensive coke, natural gas and oil in making hot metal. The host provides operations and maintenance services to Harbor Coal and operates the facility.
     Beginning in 2007, the Issuer and the host began conducting semiannual, instead of annual, inventory adjustments to increase accuracy and diminish volatility in these adjustments. Despite this increased frequency of conducting inventory adjustments, on April 25, 2007, a negative inventory adjustment was announced, which materially reduced the Harbor Coal Project’s revenues for the first quarter of 2007. As a result, the Issuer initiated a review of the host’s survey results and an independent review of the host’s accounting of fuel and coke usage, including inventory adjustments, as permitted by the PCI Associates’ partnership agreement. The review did not yield any material findings.
     By September 2007, the Issuer and the host had commenced negotiations to amend the Harbor Coal agreement to improve the predictability and stability of financial results that are reported to the Issuer. On November 8, 2007, the Issuer confirmed that the finalized inventory adjustment from the host of the Harbor Coal facility resulted in the Issuer’s default of the consolidated leverage ratio covenant under the Credit Facility. Following such default, Primary Operations and its lenders entered into the Second Amendment, which waived the default and modified certain financial and other covenants. Effective January 1, 2008 the Issuer and the host entered into the Harbor Coal Amendment, as a result of which revenue will be determined solely on the basis of the amount of pulverized coal delivered to the customer’s largest on-site blast furnace. The Harbor Coal Amendment met the requirement of the Second Amendment and has thus eliminated further exposure to increased interest expenses and Cash Sweeps. See “General Development of the Business — Fiscal 2008.”
Objective and Business Strategy
     Primary Energy seeks to maintain stability and sustainability of cash distributions to its investors. In order to achieve this objective, Primary Energy focuses on enhancing the financial performance of the Projects.
Operating Strategy
     Primary Energy’s strategy is to operate and maintain its own facilities through its ownership of the Projects. The Manager believes that it has the experience and expertise to achieve higher efficiencies and Availability than would likely be achieved by contracting the operations to third parties. The Manager also believes that its operating strategy will better enable it to control maintenance schedules and costs.
Major Maintenance Program
     Primary Energy’s facilities have maintenance programs that include scheduled inspections and periodic overhauls. Repairs and maintenance are conducted in accordance with prudent industry practices and are expensed as incurred. Management has budgeted $3.4 million in overhaul expenses from 2009 until 2011. Management believes that adequate cash will be available from operations to fund major maintenance expenditures.
Opportunity to Purchase Certain Projects
     The Manager has granted Primary Energy a right of first offer on certain projects that are wholly-owned by the Manager which may provide near and long term, high quality acquisition opportunities. These projects are all recycled energy generation facilities and have the capacity to generate an aggregate of approximately 472 megawatts of electricity and approximately 3,077 Mlbs/hr of steam. See “Directors, Officers and Management — The Manager — Management Agreement — Right of First Offer”.
Allocation Agreement
     In connection with the EPCOR Acquisition on November 1, 2006, the Issuer, EPCOR Power, EPCOR USA, the Manager and Thomas Casten (former Chair and Chief Executive Officer of the Manager) entered into the Allocation Agreement, which allocates among the parties rights to new and certain existing development and acquisition opportunities. A copy of the Allocation Agreement is available on SEDAR at www.sedar.com.
     Pursuant to the Allocation Agreement, any enhancement to the Issuer’s own projects and certain existing Development Opportunities of the Issuer will be available for acquisition and development by the Issuer if they meet the Issuer’s investment criteria. If, however, an existing Development Opportunity of the Issuer does not meet the Issuer’s investment criteria, it may be acquired and developed by the Manager, EPCOR Power, EPCOR USA or by any EPCOR Affiliate (collectively, the “EPCOR Entities”). If an existing Development Opportunity of the Manager is developed by an EPCOR Entity, the Issuer will have a right of first offer, subject to certain conditions, to acquire any New Asset resulting therefrom. New Development Opportunities will not be available to the Issuer for acquisition and development unless the EPCOR Entities determine not to pursue such new Development Opportunities and certain criteria are met. New Assets resulting from a new Development Opportunity will not be subject to the Issuer’s right of first offer where it is developed by an EPCOR Entity. If an EPCOR Entity constructs or develops a New Asset at the site of a host at which an existing project of the Issuer is located, then the Issuer will have a right of first offer to acquire such New Asset, subject to certain conditions.
     Acquisition Opportunities identified by the Manager or EPCOR Power that meet certain specified criteria will first be made available for acquisition by the Issuer. However, if an EPCOR Entity identifies an Acquisition Opportunity that does not meet such specified criteria, the EPCOR Entity will have no obligation to make such Acquisition Opportunity available for acquisition by the Issuer unless the EPCOR Entity determines not to pursue such Acquisition Opportunity and certain criteria are met.
     Thomas Casten (former Chair and Chief Executive Officer of the Manager) has been granted the right to develop or construct Development Opportunities that neither the Issuer nor the Manager choose to develop, provided that certain conditions are met. In addition, an EPCOR Entity may transfer any existing Development Opportunity of the Manager that is not developed by an EPCOR Entity to Mr. Casten, in which case the Issuer and the EPCOR Entities will have a right of first offer to acquire any New Asset developed as a result, subject to certain conditions.
THE ISSUER
Share Capital of the Issuer
     The authorized share capital of the Issuer consists of an unlimited number of Common Shares. As at December 31, 2008, there were 31,000,000 Common Shares outstanding; 58,500 Common Shares were held separately and the remaining 30,941,500 Common Shares were held as a component of EISs (see “— Description of EISs — Voluntary Separation and Recombination”).

     Holders of Common Shares are entitled to receive distributions as and when declared by the board of directors and are entitled to one vote per Common Share on all matters to be voted on at all meetings of shareholders. Upon the voluntary or involuntary liquidation, dissolution or winding-up of the Issuer, the holders of Common Shares are entitled to share ratably in the remaining assets available for distribution, after payment of liabilities.
     The Issuer also has issued and outstanding EISs (see “— Description of EISs”) and Subordinated Notes (see “— Description of Subordinated Notes”).
Limitations on ERISA Plan Ownership
     To avoid having the Issuer become subject to the fiduciary and prohibited transaction provisions of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the United States Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder or similar law, at no time may the EISs, Subordinated Notes or Common Shares be beneficially owned by any “ERISA Plan” (which term is defined in the “Glossary of Terms” and which also includes plans subject to such statutory provisions, entities that, by regulation, are deemed to hold assets of such plans, and governmental plans organized in a jurisdiction within the United States that are subject to laws that are substantially similar to the foregoing statutory provisions). Any transferee of beneficial ownership of EISs, Subordinated Notes or Common Shares (whether by initial purchase or subsequent transfer) will be deemed to represent to the Issuer that it is not an ERISA Plan. Any purported transfer (whether or not the result of a transaction entered into through the facilities of the Toronto Stock Exchange) that, if effective, would result in any ERISA Plan beneficially owning any EISs, Subordinated Notes or Common Shares will be void from the date of the purported transfer, and the ERISA Plan that pursuant thereto would purport to have beneficial ownership of the EISs, Subordinated Notes or Common Shares will not acquire any interest in the EISs, Subordinated Notes or Common Shares. The Issuer may require any person who attempts to acquire EISs, Subordinated Notes or Common Shares or who otherwise is purported to beneficially own EISs, Subordinated Notes or Common Shares, to provide a written statement or affidavit to the Issuer stating such information as the Issuer may request in order to determine whether such person is an ERISA Plan or not.
     The Indenture contains substantively identical provisions concerning prohibitions on ERISA Plan ownership of the Subordinated Notes as described above.
Limitation on U.S. Resident Ownership
     The articles of incorporation of the Issuer provide that at no time may more than 100 persons resident in the U.S. (as determined by the Issuer) be the beneficial owners of the Issuer’s securities. The Issuer may require declarations as to the jurisdictions in which beneficial owners of the Issuer’s securities are resident. If the Issuer becomes aware that either of the foregoing limitations may be contravened, the transfer agent and registrar of the Issuer will make a public announcement and will not accept a subscription for the Issuer’s securities from or issue or register a transfer of the Issuer’s securities to a person unless the person provides a declaration that the person is not a person resident in the U.S. If, notwithstanding the foregoing, the Issuer determines that more than 100 persons resident in the U.S. are beneficial owners of any class of the Issuer’s securities (on either a non-diluted or fully-diluted basis), the Issuer may send a notice to the U.S. holders of such securities, chosen in inverse order to the order of acquisition or registration or in any manner as the Issuer may consider equitable and practicable, requiring them to sell their securities or a portion of their securities within a specified period of not less than 10 days. If the holders of the Issuer’s securities receiving the notice have not sold the specified number of securities, or provided the Issuer with satisfactory evidence that they are not persons resident in the U.S. within that period, the Issuer may, on behalf of those holders of the Issuer’s securities, sell those securities, and, in the interim, will suspend the voting and distribution rights attached to those securities. Upon that sale, the affected holders will cease to be holders of the securities, and their rights will be limited to receiving the net proceeds of the sale.

Limitation on Ownership by Electric Utilities and Others
     The Projects have self-certified as Qualifying Facilities under the United States Federal Energy Regulatory Commission’s (“FERC”) rules implementing the United States Public Utility Regulatory Policies Act of 1978, as amended (“PURPA”), and may in the future qualify as Exempt Wholesale Generators (“EWGs”) under the Public Utility Holding Company Act of 2005 (“PUHCA 2005”) with market-based rate authority from the FERC pursuant to the Federal Power Act (“FPA”). Ownership of the Issuer must be restricted in order to provide the Projects with the greatest freedom from regulation and to ensure that the Projects continue to obtain authority to sell power at market-based rates if necessary or desirable. Such restrictions generally relate to owners and operators of U.S. electric utilities or electric utility holding companies and their subsidiaries, to owners and operators of certain utility facilities, and to the affiliates of any of them. Should any entity wish to own or hold with the power to vote 5% but less than 10% of the EISs or Common Shares, and should the Issuer agree to permit such ownership or holding, that entity must cooperate with the Issuer and provide information necessary to make any filings with and secure any authorizations or approvals that may be necessary or convenient to the Issuer under applicable laws and regulations. Further, the articles of incorporation of the Issuer provide that no person may own or hold with the power to vote EISs or Common Shares if such person: (i) is a “public-utility company” or a “holding company” or an “associate company”, “affiliate” or “subsidiary company” of a “holding company” as each term is defined in section 2(a) of the Public Utility Holding Company Act of 1935; (ii) is subject to regulation under PUHCA 2005; (iii) is subject to regulation as a “public utility” under the FPA; (iv) is subject to regulation with respect to rates or to financial or organizational matters as an electric utility, public utility, or public service company or corporation under the laws of any state or the District of Columbia, or (v) if such ownership or holding would adversely affect the Projects’ eligibility for Qualifying Facility status under FERC’s rules implementing PURPA, compliance of the Issuer and the Projects with all orders issued by the FERC with respect to any of the Projects, or any Project’s qualification for authority under the FPA to sell power at market-based rates. Determination of such potential adverse effects is at the sole discretion of the Issuer, and the Issuer may at its discretion elect to enforce any or all of the restrictions set forth above. If the Issuer becomes aware that any of the foregoing restrictions may be contravened, the Issuer (the transfer agent and registrar of the Issuer) will make a public announcement and will not accept a subscription for EISs or Common Shares from or issue or register a transfer of EISs or Common Shares to a person until and unless the Issuer determines to its satisfaction that such restrictions will not be contravened. If, notwithstanding the foregoing, the Issuer determines that any of the foregoing restrictions may be contravened by a particular owner or holder of EISs or Common Shares, the Issuer may send a notice to such owner or holder requiring it to sell or otherwise transfer its EISs or Common Shares within a specified period unless before the expiration of such period the owner or holder satisfies the Issuer that such ownership or holding does not contravene such restrictions. If the EISs or Common Shares are not timely sold or otherwise transferred and the Issuer has not been satisfied that the foregoing restrictions are not contravened, the Issuer may, on behalf of that owner of EISs or Common Shares, sell those EISs or Common Shares, and, in the interim, will suspend the voting and distribution rights attached to those EISs or Common Shares. Upon that sale, the affected owner will cease to be an owner of the EISs or the Common Shares, as applicable, and its rights will be limited to receiving the net proceeds of the sale.
Administration
     The Issuer has no executive officers and has engaged the Manager to provide certain services pursuant to the Management Agreement. Under the Management Agreement, the Manager, if requested by the Issuer: (i) assists the Issuer in complying with its continuous disclosure obligations under applicable securities legislation; (ii) provides or causes to be provided to holders of securities of the Issuer, all information to which they are entitled under the constating documents of the Issuer and the Indenture and applicable laws; (iii) monitors compliance of the Issuer with applicable tax laws; (iv) provides for the calculation of interest payments and distributions to holders of EISs and the Separate Subordinated Notes; and (v) assists in the preparation, planning and coordination of meetings of the board of directors of the Issuer and the holders of Common Shares. The Issuer may directly retain professionals and other service providers from time to time to provide advice and other administrative services directly to the Issuer. See “Directors, Officers and Management — The Manager — Management Agreement”.
Description of EISs
     As at February 28, 2009, there were 30,941,500 EISs issued and outstanding. Each EIS represents:
•	one Common Share, subject to adjustment in the event of any stock split, recombination or reclassification; and

•	Cdn$2.50 aggregate principal amount of Subordinated Notes.
     The ratio of Common Shares to principal amount of Subordinated Notes represented by an EIS is subject to change in the event of a stock split, recombination or reclassification, or upon a partial redemption or repurchase of the Subordinated Notes.
     The EISs are available in book-entry form only. See “— Book-Entry Settlement and Clearance”.
Voluntary Separation and Recombination
     At any time after the 45th day following the date of the original issuance or upon the occurrence of a change of control of the Issuer, Primary Energy or Primary Operations or an asset sale by the Issuer or Primary Energy, holders of EISs may separate their EISs into the Common Shares and Subordinated Notes represented thereby through their broker or other financial institution. As a result of such separations by EIS holders, as at February 28, 2009, there were 58,500 Common Shares held separately and 30,941,500 Common Shares held as a component of EISs. Similarly, any holder of Common Shares and Subordinated Notes may, at any time, recombine the applicable number of Common Shares and principal amount of Subordinated Notes to form EISs through their broker or other financial institution. See “— Book-Entry Settlement and Clearance” below for more information on the method by which delivery and surrender of EISs and delivery of Common Shares and Subordinated Notes will be effected.
Automatic Separation
     Upon the occurrence of any of the following, the EISs will automatically separate into the Common Shares and Subordinated Notes represented thereby:
•	exercise by the Issuer of its right to redeem all or a portion of the Subordinated Notes which may be represented by EISs at the time of such redemption;

•	the date on which the outstanding principal amount of the Subordinated Notes becomes due and payable, whether at the stated maturity date or upon acceleration thereof; or

•	if CDS is unwilling or unable to continue as securities depository with respect to the EISs and the Issuer is unable to find a successor depository.
Book-Entry Settlement and Clearance
General
     CDS acts as securities depository for the EISs, the Subordinated Notes and the Common Shares represented by the EISs, which are referred to collectively as the “Securities”. The EISs and the Subordinated Notes and the Common Shares represented by the EISs are represented by one or more global notes and global stock certificates. The global notes and global stock certificates are issued as fully-registered in book-entry only form in the name of CDS or its nominee, CDS & Co. If an investor intends to purchase EISs or Subordinated Notes sold separately, the investor must do so through direct and indirect CDS participants. The participant through which a purchase is made receives a credit for the applicable number of EISs on CDS’s records. The ownership interest of each actual purchaser of the applicable security, referred to as a “beneficial owner”, is recorded on the participant’s records. Beneficial owners do not receive written confirmation from CDS of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the CDS participant through which the beneficial owner entered into the transaction.
     All interests in the Securities are subject to the operations and procedures of CDS. The following is a summary of those operations and is provided by the Issuer solely for convenience. The operations and procedures of each settlement system may be changed at any time. The Issuer is not responsible for those operations and procedures.
     To facilitate subsequent transfers, all Securities deposited by direct CDS participants are registered in the name of CDS. The deposit of Securities with CDS and their registration in the name of CDS effect no change in beneficial ownership. CDS has no knowledge of the actual beneficial owners of the Securities. CDS’s records reflect only the identity of the direct CDS participants to whose accounts such Securities are credited, which may or may not be the beneficial owners. The CDS participants remain responsible for keeping account of their holdings on behalf of their customers.
     Transfers of ownership interests in the Securities are effected by entries made on the books of the CDS participants acting on behalf of beneficial owners. Beneficial owners of Securities do not receive certificates representing their ownership interests in the applicable Security except in the event that use of the book-entry only system for the Securities is discontinued.
     Conveyance of notices and other communications by CDS to direct participants, by direct participants to indirect CDS participants, and by CDS participants to beneficial owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. CDS does not consent or vote with respect to the Securities. Under its usual procedures, CDS mails an omnibus proxy to the Issuer as soon as possible after the record date. The omnibus proxy assigns CDS’ consent or voting rights to those direct participants to whose accounts the Securities are credited on the record date (identified in a listing attached to the omnibus proxy).
     The Issuer and the trustee under the Indenture (defined below) make any payments on the Common Shares and Subordinated Notes to CDS. CDS’s practice is to credit direct CDS participants’ accounts on the payment date in accordance with their respective holdings shown on CDS’s records unless CDS has reason to believe that it will not receive payment on the payment date. Payments by CDS participants to beneficial owners are governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and are the responsibility of such participant and not of CDS, the Issuer or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time.
     The Issuer and the trustee under the Indenture are responsible for the payment of all amounts to CDS. CDS is responsible for the disbursement of those payments to its participants, and the participants are responsible for disbursements of those payments to beneficial owners.
     CDS may discontinue providing its service as securities depository with respect to the EISs, the Common Shares or the Subordinated Notes at any time by giving reasonable notice to the Issuer and the trustee under the Indenture. If CDS discontinues providing its service as securities depository with respect to the EISs and the Issuer is unable to obtain a successor securities depository, the beneficial owners will automatically take a position in the Common Shares and Subordinated Notes represented by the EISs and the Issuer will print and deliver certificates representing Common Shares and Subordinated Notes to the beneficial owners or their nominees.
     The Issuer has the option of discontinuing the registration of any of the Securities through the book-entry only system at any time. In the event that the Issuer decides to discontinue use of the system of book-entry only system for any of the Securities, the Issuer will print and deliver certificates for the Common Shares and Subordinated Notes to the beneficial owners or their nominees.

     The information in this section concerning CDS and CDS’ book-entry only system has been obtained from sources that the Manager believes to be reliable, including CDS, but the Issuer takes no responsibility for its accuracy.
     Neither the Issuer nor any trustee will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to:
•	the accuracy of the records of CDS, its nominee, or any participant, as to any ownership interest in the Securities; or

•	any payments to, or the providing of notice to, participants or beneficial owners.
Separation and Recombination
     Any voluntary or automatic separation of EISs, and any subsequent recombination of EISs from Subordinated Notes and Common Shares, are accomplished by entries made by the CDS participants on behalf of beneficial owners. In any such case, the participant’s account through which a separation or recombination is effected are credited and debited for the applicable securities on CDS’s records.
Procedures Relating to Subsequent Issuances
     The Indenture (defined below) and the agreements with CDS provide that, in the event there is a subsequent issuance of Subordinated Notes, the terms of the newly issued Subordinated Notes (including interest and maturity) will be identical in all material respects to the previously issued Subordinated Notes and all such Subordinated Notes will be traded under the same CUSIP number. Any such subsequently issued Subordinated Notes may be issued at a discount or premium to the stated principal amount.
Ownership Restrictions
     There are ownership restrictions on the EISs. See “Limitations on ERISA Plan Ownership”, “Limitation on U.S. Resident Ownership” and “Limitation on Ownership by Electric Utilities and Others”.
Rating of EISs
     DBRS has adapted its income funds rating methodology in order to assign stability ratings to EISs. DBRS has assigned a stability rating of STA-5(high) to the EISs of the Issuer. Similar to units of income funds rated STA-5(high), EISs rated STA-5(high) are considered by DBRS to have weak stability and sustainability of distributions per EIS.
     Ratings categories range from STA-1 to STA-7, with STA-1 being the highest. Ratings take into consideration the following seven main factors: (1) operating and industry characteristics, (2) asset quality, (3) financial flexibility, (4) diversification, (5) size and market position, (6) sponsorship/governance and (7) growth. A rating is not a recommendation to buy, sell or hold any security and may be subject to revision or withdrawal at any time by DBRS. DBRS stability ratings do not take such factors as pricing or stock market risk into consideration.
Description of Subordinated Notes
     As of December 31, 2008, Cdn$96.0 million principal amount of Subordinated Notes were outstanding. Of these, Cdn$77.5 million principal amount of EIS Subordinated Notes were issued as part of the EIS Offering and the remaining Cdn$18.5 million represent the Separate Subordinated Notes.
     The Subordinated Notes have been issued under a trust indenture (the “Indenture”) dated August 24, 2005 among the Issuer, Primary Energy, as Guarantor, and the other guarantors party thereto, and Computershare Trust Company of Canada, as trustee (the “Trustee”). The following summary of certain provisions of the Indenture is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture. A copy of the Indenture is available on SEDAR at www.sedar.com.

Market
     The Subordinated Notes are registered in book-entry only form. The Subordinated Notes are not and will not be listed or traded on any exchange or market and therefore the holders may not be able to resell them.
Maturity
     The Subordinated Notes will mature 12 years after the date of issuance. On maturity, the Issuer will repay the indebtedness represented by the Subordinated Notes by paying the Trustee, on behalf of the Holders, in lawful money of Canada, an amount equal to the principal amount of the outstanding Subordinated Notes, together with accrued and unpaid interest.
Principal Repayment
     The Subordinated Notes provide for the payment of interest only until the end of term of the Subordinated Notes, at which time the principal balance will be payable by the Issuer.
Interest
     The Subordinated Notes bear interest at a rate per annum of 11.75%. Interest is payable monthly in arrears, in lawful money of Canada, less any tax required to be withheld, on the last day of each month (or the next Business Day, if such day is not a Business Day) to holders of record at the close of business on the last Business Day of the preceding month.
Interest Deferral
     Under certain circumstances, prior to August 24, 2010, the Issuer is permitted, at its election, to defer interest payments on the Subordinated Notes for a certain period of time. Any period during which interest payments have been so deferred is referred to as an “Interest Deferral Period”. Interest payments on the Subordinated Notes will not be deferred as described above for more than 24 months in the aggregate or beyond August 24, 2010.
     In addition, after August 24, 2010, the Issuer may, at its election, defer interest payments on the Subordinated Notes on not more than eight occasions for not more than eight months per occasion but in any event not more than 24 months in the aggregate. No Interest Deferral Period may commence unless and until all interest deferred pursuant to any preceding Interest Deferral Period, together with interest thereon, has been paid in full.
Additional Amounts For U.S. Withholding Tax
     All amounts paid or credited by the Issuer under or with respect to the Subordinated Notes or by any Guarantor under or in respect of its Guarantee should be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other government charge (including penalties, interest and any other liabilities or expenses related thereto) imposed or levied by or on behalf of the government of the United States or any government of any political subdivision, state or territory of the United States or any authority or agency therein or thereof having power to tax (hereinafter, “Taxes”), unless the Issuer or such Guarantor is required to withhold or deduct any amount for or on account of Taxes by law or by interpretation or administration of law. If the Issuer or any Guarantor is required to withhold or deduct any amount for or on account of Taxes from any amounts paid or credited under or with respect to the Subordinated Notes or the Guarantees of the Subordinated Notes, the Issuer or such Guarantor will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each owner of Subordinated Notes (an “owner” for purposes of this “Additional Amounts for U.S. Withholding Tax” section) including Additional Amounts, after such withholding or deduction (including any withholding or deduction in respect of Additional Amounts) is not less than the amount the owner would have received if such Taxes had not been withheld or deducted; provided that Additional Amounts will only be payable with respect to the payment of such interest to a Non-U.S. Holder if:

•	interest paid on the Subordinated Notes is not effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States (“ECI Income”),

•	such Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Primary Energy entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder,

•	such Non-U.S. Holder is not a controlled foreign corporation that is related to Primary Energy through stock ownership,

•	such Non-U.S. Holder is not a bank whose receipt of interest on the Subordinated Notes is described in section 881(c)(3)(A) of the Code, and the Non-U.S. Holder satisfies certain documentation requirements (generally as described under “Documentation Requirements” below).
     The Issuer and any Guarantors also will:
(a)	make such withholding or deduction; and

(b)	remit the full amount deducted or withheld to the relevant authority;
in accordance with and in the time required under applicable law.
     The Issuer and any Guarantors will furnish to the holders of the Subordinated Notes that are outstanding on the date of the withholding or deduction, within 30 days after the date of the payment of any taxes due under applicable law, certified copies of tax receipts or other documentation evidencing such payment by the Issuer or such Guarantor.
     At least 30 days or as soon as otherwise practicable prior to each date on which any payment under or with respect to the Subordinated Notes is due and payable, in respect of which the Issuer or any Guarantor will be obligated to pay Additional Amounts, the Issuer or such Guarantor will deliver to the Trustee an officer’s certificate stating the fact that such Additional Amounts will be payable and specifying the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to holders of notes or beneficial owners on the payment date. The Trustee may rely on such officer’s certificate and shall not be liable for any loss, liability, claim, damage or expense arising from relying on such officer’s certificate. Whenever in the Indenture or in this Annual Information Form there is mentioned, in any context, principal, premium, if any, interest or any other amount payable under or with respect to any Subordinated Note, such mention will be considered to include the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.
     The Issuer or a Guarantor will pay any present or future stamp, court, documentary or other similar taxes, charges or levies that arise in any taxing jurisdiction from the execution, delivery or registration of, or enforcement of rights under, the Subordinated Notes, the Indenture or any related document (the “Documentary Taxes”).
     The obligation to pay Additional Amounts (and any reimbursement) and Documentary Taxes under the terms and conditions described above will survive any termination, defeasance or discharge of the Indenture.
Documentation Requirements
     To satisfy the documentation requirement (referred to above), a Non-U.S. Holder, or a financial institution holding the Subordinated Notes on a Non-U.S. Holder’s behalf, must provide, in accordance with specified procedures, the Issuer or the Issuer’s paying agent with a statement to the effect that such Non-U.S. Holder is not a U.S. person as defined in the Code. Currently, this requirement should be met if: (1) that Non-U.S. Holder provides his name and address, and certifies, under penalties of perjury, that he is not a U.S. person (which certification may be made on IRS Forms W-8BEN or W-8EXP), or (2) a “qualified intermediary” (as defined in applicable Treasury Regulations) holding the Subordinated Notes on his behalf receives documentation under penalties of perjury, upon which it can rely, to treat the Non-U.S. Holder as not a U.S. person and furnishes the Issuer or the Issuer’s paying agent with an IRS Form W-8IMY. The statement requirement also may be satisfied with other documentary evidence with respect to a Subordinated Note held in an offshore account or through certain foreign intermediaries.
     If a Non-U.S. Holder cannot satisfy the requirements of the portfolio interest exemption (as defined in the Code and applicable Treasury Regulations), payments of interest made to such Non-U.S. Holder (including payments in respect of any original issue discount (“OID”), if any, on the Subordinated Notes) will be subject to a 30% withholding tax, unless such holder provides the Issuer or the Issuer’s paying agent, as the case may be, with a properly executed:
•	IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty;

•	IRS Form W-8ECI stating that interest paid on the Subordinated Notes is not subject to withholding tax because it is effectively connected with his conduct of a trade or business in the United States; or

•	IRS Form W-8 EXP stating that the interest paid on the Subordinated Notes is not subject to withholding tax because the payee is a foreign government or international tax-exempt organization.
     Applicable Treasury Regulations provide for the use of alternative documentation in certain situations. Under these Treasury Regulations, in the case of Subordinated Notes held by a foreign intermediary (other than a “qualified intermediary” or a foreign partnership, as the case may be), such foreign intermediary generally must provide an IRS Form W-8IMY and attach thereto an appropriate certification by each beneficial owner or partner. In general, pursuant to the fifth protocol amending the Canada-United States Income Tax Convention (the “Treaty”), which entered into force on December 15, 2008 the prior 10% U.S. withholding tax rate on U.S. source interest paid by the Issuer to an unrelated (arm’s length) Canadian resident entitled to Treaty benefits is reduced to 0%. The elimination of withholding taxes on interest is retroactively effective to January 1, 2008 with respect to interest paid or credited to unrelated Canadian residents entitled to Treaty benefits. For related Canadian residents entitled to treaty benefits, the 10% U.S. withholding tax rate will be phased out over three years: 7% for interest paid or credited by the Issuer in 2008, 4% in 2009 and 0% thereafter.
Canadian Withholding Tax
     The Issuer will be entitled to deduct and withhold any applicable withholding taxes pursuant to the Income Tax Act (Canada) and the regulations thereunder (the “Tax Act”) from any payment to be made on the Subordinated Notes and the amount of any such deduction or withholding will be considered an amount paid in satisfaction of the Issuer’s obligation under such Subordinated Notes and there is no obligation on the Issuer to gross-up amounts paid to a Holder of the Subordinated Notes in respect of such deductions or withholding.
Optional Redemption
     On or after August 24, 2010, the Issuer may redeem the Subordinated Notes, at its option, at any time in whole and from time to time in part, upon not less than 30 nor more than 60 days’ notice to holders of Subordinated Notes, for cash, at a redemption price (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the Subordinated Notes redeemed to the applicable redemption date, if redeemed during the 12-month period beginning on the anniversary date of the closing of the EIS Offering during the years indicated below:

Year	Percentage
2010	105%
2011	104%
2012	103%
2013	102%
2014	101%
2015 and thereafter	100%
     Any exercise by the Issuer of its option to redeem Subordinated Notes, in whole or in part, will result in an automatic separation of the EIS into a Common Share and a Subordinated Note.
     On and after the redemption date, interest will cease to accrue on Subordinated Notes called for redemption, so long as the Issuer has deposited with the depositary funds sufficient to pay the principal of, plus accrued and unpaid interest and the premium (if any) on, the Subordinated Notes to be redeemed.
     The Issuer may, at its option, redeem all, but not less than all, of the Subordinated Notes, at any time upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the Subordinated Notes plus accrued and unpaid interest to the redemption date, during any period that (a) for U.S. federal income tax purposes the Issuer: (i) is not, or would not be, in the opinion of U.S. nationally recognized tax counsel, permitted to deduct all or a substantial portion of the interest payable on the Subordinated Notes from its income; or (ii) is required to withhold or deduct any amount for or on account of U.S. Taxes from any amounts paid or credited under or with respect to the Subordinated Notes and the Issuer is required to pay Additional Amounts or (b) for Canadian federal income tax purposes the Issuer is not, or would not be, in the opinion of Canadian nationally recognized tax counsel, permitted to deduct all or a substantial portion of the interest payable on the Subordinated Notes from its income. See “— Additional Amounts for U.S. Withholding Tax”.
Change of Control
     Upon the occurrence of a Change of Control (as defined in the Indenture) the Issuer is required to make an offer to repurchase all or any part of a holder’s Subordinated Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). A holder of EISs will not be able to have its Subordinated Notes purchased unless the holder separates the EISs and receives delivery of the Common Shares and Subordinated Notes represented thereby.
Security and Guarantees
     The Subordinated Notes are unsecured obligations of the Issuer, guaranteed by Primary Energy and its direct and indirect subsidiaries on an unsecured basis pursuant to guarantees entered into by each guarantor. The indebtedness evidenced by each guarantee is subordinated in right of payment, as set forth in the Indenture, to all existing and future senior indebtedness of such guarantor, including the senior indebtedness of Primary Energy and certain of its affiliates under the Credit Facility.
Ranking
     The Subordinated Notes are subordinated in right of payment, as set forth in the Indenture, to all existing and future senior indebtedness of the Issuer and are senior in right of payment to any subordinated indebtedness of the Issuer, including the Issuer’s guarantee of Primary Operations’ obligation under the Credit Facility.
Additional Issuances of EISs and Subordinated Notes
     Subject to certain covenants on the incurrence of indebtedness, the Indenture provides for the additional issuances of Subordinated Notes. The terms of any additional Subordinated Notes will be identical in all material respects to the terms of the EIS Subordinated Notes.

Recombination of Subordinated Notes and Common Shares Into EISs
     The Indenture provides that as long as any Subordinated Notes are outstanding, any holder of Subordinated Notes and Common Shares may after the 45th day following the closing of the EIS Offering at any time and from time to time prior to an automatic separation of the EISs, recombine these securities to form EISs.
Ownership Restrictions
     There are ownership restrictions on the EISs. See “— Limitations on ERISA Plan Ownership”, “— Limitation on U.S. Resident Ownership” and “— Limitation on Ownership by Electric Utilities and Others”.
Certain Covenants
     The Indenture contains the following covenants with respect to the Issuer:
•	Limitation on the incurrence of indebtedness and issuance of disqualified stock and preferred stock;

•	The entering into of foreign exchange hedging arrangements;

•	Limitation on certain restricted payments;

•	Limitation on dividend and other payment restrictions affecting subsidiaries;

•	Limitation on specified asset sales;

•	Limitation on specified transactions with affiliates;

•	Limitation on the creation of liens;

•	Reporting obligations with respect to the financial statements at specified times;

•	Limitation on the incurrence of indebtedness by restricted subsidiaries;

•	Limitation on the ability of the Issuer, Primary Energy and their subsidiaries to engage in any business or activity that is not a similar business;

•	Limitation on issuance of subsidiary equity interest; and

•	Limitation on consolidations, mergers and transfers of all or substantially all of the Issuer’s properties or assets in one or more related transactions.
     The limitations and prohibitions described above are subject to a number of important qualifications and exceptions. For a more detailed description of the covenant limitations and prohibitions, please refer to the Indenture available on SEDAR at www.sedar.com.
The Trustee
     Computershare Trust Company of Canada is the Trustee under the Indenture.
Distribution Policy — Interest Payments and Distributions
     The Issuer will pay interest on the Subordinated Notes on the last business day of each month to holders of record at the close of business on the last business day of the preceding month.
     The Issuer intends to pay equal monthly distributions on the Common Shares, subject to applicable law and the covenants contained in the Credit Facility and the Indenture, after:
•	satisfying its debt service obligations under any credit facilities or other agreements with third parties, if any;

•	making interest payments at the rate of 11.75% per annum of the aggregate principal amount of the Subordinated Notes outstanding;

•	satisfying its other expense obligations, including withholding and other applicable taxes; and

•	retaining reasonable reserves for working capital and other expenses.
     On May 18, 2007, the Issuer decreased monthly cash distributions payable to holders of EISs as of the June 2007 distribution to CDN$0.06667 per EIS per month (decreased from CDN$0.09583). On September 21, 2007, as a result of a default under the Credit Facility, the Issuer was required to suspend distributions to holders of EISs and Separate Subordinated Notes. Following the entering into of the Second Amendment, the Issuer resumed the declaration and payment of monthly dividends of CDN$0.06667 per EIS per month beginning December 2007. Since December 2007, the Issuer has maintained the declaration and payment of distributions of CDN$0.06667 per month per EIS. See “General Development of the Business — Fiscal 2007”.
     The Indenture and the Credit Facility contain restrictions on the ability of the Issuer to declare and pay distributions on the Common Shares. The board of directors of the Issuer may, in its discretion, modify or repeal the Issuer’s distribution policy. No assurances can be made that the Issuer will pay distributions at the current level in the future or at all.
Distributions Declared on EISs
     Distributions on the EISs are paid on the last business day of each month (or the next business day, if such day was not a business day) to holders of record at the close of business on the last business day of the preceding month. Total distributions declared for the three-year period ended December 31, 2008 were as follows:

		Interest Payment on
	Distribution Per	EIS Subordinated	Total Distribution
2008	Common Share	Notes	Per EIS
	(Cdn.$.)	(Cdn.$.)	(Cdn.$.)
Record Date
January 31, 2008	0.04219	0.02448	0.06667
February 29, 2008	0.04219	0.02448	0.06667
March 31, 2008	0.04219	0.02448	0.06667
April 30, 2008	0.04219	0.02448	0.06667
May 30, 2008	0.04219	0.02448	0.06667
June 30, 2008	0.04219	0.02448	0.06667
July 31, 2008	0.04219	0.02448	0.06667
August 29, 2008	0.04219	0.02448	0.06667
September 30, 2008	0.04219	0.02448	0.06667
October 31, 2008	0.04219	0.02448	0.06667
November 28, 2008	0.04219	0.02448	0.06667
December 31, 2008**	0.04219	0.02448	0.06667
Total Fiscal Year 2008 Distributions Declared	0.50628	0.29376	0.80004

**	Declared in 2008 but paid in 2009 and considered 2009 income for EIS holders.

		Interest Payment on
	Distribution Per	EIS Subordinated	Total Distribution
2007	Common Share	Notes	Per EIS
	(Cdn.$.)	(Cdn.$.)	(Cdn.$.)
Record Date
January 31, 2007	0.07135	0.02448	0.09583
February 28, 2007	0.07135	0.02448	0.09583
March 31, 2007	0.07135	0.02448	0.09583
April 30, 2007	0.07135	0.02448	0.09583
May 31, 2007[1]	0.04219	0.02448	0.06667
June 30, 2007	0.04219	0.02448	0.06667
July 31, 2007	0.04219	0.02448	0.06667
August 31, 2007	0.04219	0.02448	0.06667
September 30, 2007[2]	—	—	—

		Interest Payment on
	Distribution Per	EIS Subordinated	Total Distribution
2007	Common Share	Notes	Per EIS
	(Cdn$)	(Cdn$)	(Cdn$)
October 31, 2007[2]	—	—	—
November 30, 2007[2]	—	—	—
December 12, 2007	—	0.05138	0.05138
December 18, 2007	0.04219	0.02448	0.06667
December 31, 2007**	0.04219	0.02448	0.06667
Total Fiscal Year 2007 Distributions Declared	0.53854	0.29618	0.83472

[1]	On May 18, 2007, the Issuer decreased monthly cash distributions payable to holders of EISs as of the June 2007 distribution to $0.06667 per EIS per month (decreased from $0.09583).

[2]	On September 21, 2007, as a result of a default under the Credit Facility, the Issuer was required to suspend distributions to holders of EISs and Separate Subordinated Notes. On December 12, 2007, following the entering into of the Second Amendment, the Issuer reinstated distributions.

**	Declared in 2007 but paid in 2008 and considered 2008 income for EIS holders.

		Interest Payment on
	Distribution Per	EIS Subordinated	Total Distribution
2006	Common Share	Notes	Per EIS
	(Cdn$)	(Cdn$)	(Cdn$)
Record Date
January 31, 2006	0.0672	0.0245	0.0917
February 28, 2006	0.0672	0.0245	0.0917
March 31, 2006	0.0672	0.0245	0.0917
April 28, 2006	0.0672	0.0245	0.0917
May 31, 2006	0.0714	0.0245	0.0959
June 30, 2006	0.0714	0.0245	0.0959
July 31, 2006	0.0714	0.0245	0.0959
August 31, 2006	0.0714	0.0245	0.0959
September 29, 2006	0.0714	0.0245	0.0959
October 31, 2006	0.0714	0.0245	0.0959
November 30, 2006	0.0714	0.0245	0.0959
December 31, 2006**	0.0714	0.0245	0.0959
Total Fiscal Year 2006 Distributions Declared	0.8400	0.2940	1.1340

**	Declared in 2006 but paid in 2007 and considered 2007 income for EIS holders.
The Credit Facility
     Primary Operations entered into the Credit Facility on August 24, 2005 with a syndicate of lenders. The terms of the Credit Facility require the Issuer to meet certain financial covenants including, among other things, maintaining certain defined leverage and coverage ratios. The Credit Facility was amended twice during 2007 to modify specified covenant levels. The Credit Facility is guaranteed by all future operating subsidiaries of the Issuer, Primary Energy, Harbor Coal, North Lake, Ironside, Cokenergy and Portside. The obligations in respect of the Credit Facility are secured by: (i) a first priority security interest in the assets of Primary Operations and its subsidiaries other than PCI Associates; and (ii) a pledge of the equity interests of Primary Operations and of the subsidiaries of Primary Operations other than Harbor Coal. The obligations of Primary Operations and each of the guarantors of the Credit Facility rank senior to their obligations with respect to the Subordinated Notes. At December 31, 2008, the amount of outstanding debt under the Credit Facility was $135.0 million. The Credit Facility has a maturity date of August 24, 2009. The Issuer has retained Credit Suisse Securities (USA) LLC to lead the refinancing of its Credit Facility and the parties are actively pursuing a replacement of the facility. Recent developments in global credit markets may adversely affect Primary Operations’ ability to refinance or renew the Credit Facility and successful completion of the refinancing cannot be assured. If Primary Operations is unable to refinance the Credit Facility on comparable or better terms, there may be an adverse effect on cash available for distribution. See “Risk Factors — Primary Operations May be Unable to Refinance its Debt Under the Credit Facility”. Copies of the Credit Facility, the First Amendment and the Second Amendment are available on SEDAR at www.sedar.com.

PRIMARY ENERGY
Capital of Primary Energy
     The authorized capital of Primary Energy consists of an unlimited number of Class A Preferred, Class A Common, Class B Preferred and Class B Common Interests. As at December 31, 2008, 100% of the Class A Preferred and Class A Common Interests of Primary Energy were owned by the Issuer and 100% of the Class B Preferred and Class B Common Interests were indirectly owned by the Manager, through Ventures Holdco.
Class A Preferred Interests
     The Class A Preferred Interests are non-voting membership interests. Each Class A Preferred Interest has a liquidation preference of Cdn$2.50 and is entitled to a fixed cumulative preferred return of 11.75%, plus an amount equal to all of the Issuer’s ongoing expenses and costs (the “Class A Preferred Return”). The Class A Preferred Interests are entitled to full payment of any unpaid Class A Preferred Return prior to distributions being made to any other class of membership interests. The Class A Preferred Interests do not have any right to distributions from Primary Energy in excess of their liquidation preference and Class A Preferred Return.
Class B Preferred Interests
     The Class B Preferred Interests are non-voting membership interests. Each Class B Preferred Interest has a liquidation preference of Cdn$2.50 and is entitled to a fixed cumulative preferred return of 11.25%, being 0.50% less than the Class A Preferred Return excluding expenses of the Issuer (the “Class B Preferred Return”). The Class B Preferred Interests are entitled to full payment of any unpaid Class B Preferred Return prior to distributions being made on the Class A Common and Class B Common Interests, but only after the Class A Preferred Return has been paid on the Class A Preferred Interests. The Class B Preferred Interests do not have any right to distributions from Primary Energy in excess of their liquidation preference and Class B Preferred Return.
Class A Common and Class B Common Interests
     Each Class A Common and Class B Common Interest carries one vote on all matters to be voted on at all meetings of members. Holders of Class A Common and Class B Common Interests are entitled to receive pro rata distributions as and when declared by the board of managers after payment in full of the Class A Preferred Return and Class B Preferred Return, subject to the Enhanced Distribution (defined below). See “— Securityholders’ Agreement — Negotiation Right of the Manager”. Upon the voluntary or involuntary liquidation, dissolution or winding-up of Primary Energy, the holders of Class A Common and Class B Common Interests are entitled to share ratably in the remaining assets available for distribution, after payment of liabilities and the liquidation preference to which the Class A Preferred and Class B Preferred Interests are entitled.
     As at December 31, 2008, all of the outstanding Class B Preferred and Class B Common Interests were indirectly held by the Manager through Ventures Holdco.
Distribution Policy
     Primary Energy intends to pay equal monthly distributions on its Class A Common and Class B Common Interests, subject to applicable law, the covenants contained in the Credit Facility, the Indenture, and the Enhanced Distribution, after:
•	satisfying its debt service obligations under the Credit Facility, if any, or other agreements with third parties, if any;

•	satisfying its other expense obligations, including management and administration expenses, and withholding and other applicable taxes;

•	paying the Class A Preferred Return;

•	paying the Class B Preferred Return; and

•	retaining reasonable reserves for working capital and other expenses.
Securityholders’ Agreement
     The Issuer, Primary Energy, Ventures Holdco and the Manager have entered into a Securityholders’ Agreement. The agreement provides holders of Class B Preferred and Class B Common Interests of Primary Energy with the right to request that Primary Energy enter into good faith negotiations to repurchase such holders’ Class B Preferred and Class B Common Interests in certain circumstances. It also provides for redemption rights (under certain circumstances), pre-emptive rights, tag-along rights, drag-along rights, board representation and contains restrictions on the transfer of Class B Preferred and Class B Common Interests. The Securityholders’ Agreement also grants the Manager the exclusive authority to manage the business and affairs of Primary Energy. A copy of the Securityholders’ Agreement is available on SEDAR at www.sedar.com.
DIRECTORS, OFFICERS AND MANAGEMENT
The Issuer
Directors of the Issuer
     The Issuer’s articles of incorporation provide for a minimum of three and a maximum of 15 directors, a majority of whom are independent in relation to each of the Issuer, Primary Energy and the Manager. As at December 31, 2008, the Issuer’s board consists of five directors. The directors of the Issuer are A. Michel Lavigne, Christopher H. Pickwoad, Celia M. Cuthbertson, Lorie Waisberg and Rodney Boulanger. Directors are elected at each annual meeting of shareholders of the Issuer and serve until the next annual meeting of shareholders or until his or her successor is elected or appointed. A director may be removed by a resolution passed by a majority of the shareholders or may resign. The vacancy created by the removal of a director must be filled at the shareholder meeting at which he or she was removed. A vacancy not so filled at a shareholder meeting, or created by the resignation of a director, may be filled by a quorum of the remaining directors. A quorum for meetings of directors is a majority of the directors, provided that a majority of directors present (or one director, where a quorum is two directors) must be residents of Canada. If there is no quorum of directors, a special shareholder meeting must be called to fill vacancies.
     The following table sets out the name, province or state and country of residence, positions with the Issuer and principal occupation of the individuals who are directors of the Issuer as at December 31, 2008.

Name, Province or State and		Director	Principal Occupation,
Country of Residence	Position(s)	Since	If not with the Issuer
Rodney Boulanger(1) Michigan, United States	Director of the Issuer and Manager of Primary Energy	2008	President and CEO of Midland Cogeneration Venture (energy generation)

Celia M. Cuthbertson(1) Ontario, Canada	Director of the Issuer and Manager of Primary Energy	2005	Vice President, General Counsel, and Corporate Secretary of Home Equity Income Trust

A. Michel Lavigne(1), (2) Québec, Canada	Chairman and Director of the Issuer, Chairman and Manager of Primary Energy	2005	Corporate Director

Name, Province or State and		Director	Principal Occupation,
Country of Residence	Position(s)	Since	If not with the Issuer
Christopher H. Pickwoad(2) Québec, Canada	Director of the Issuer and Manager of Primary Energy	2005	Corporate Director

Lorie Waisberg(2) Ontario, Canada	Director of the Issuer	2008	Corporate Director

(1)	Member of the Issuer’s Corporate Governance and Compensation Committee.

(2)	Member of the Issuer’s Audit Committee.
     The directors supervise the activities and manage the affairs of the Issuer, including acting for, voting on behalf of and representing the Issuer as a holder of membership interests in Primary Energy.
     The directors and executive officers as a group, beneficially own, directly or indirectly, or exercise control of direction over, less than 1% of all issued and outstanding securities of the Issuer or of Primary Energy.
Biographies
     Rodney Boulanger: Mr. Boulanger became a director of the Issuer on April 24, 2008 and was appointed to the board of managers of Primary Energy on March 13, 2008. Mr. Boulanger has seventeen years of experience as a CEO and another twenty-four years of experience in executive management. Mr. Boulanger is the President and CEO of Midland Cogeneration Venture, which is the only conversion of an abandoned nuclear plant to a natural gas fired combined cycle cogeneration plant. Formerly, Mr. Boulanger was the CEO of the Great Plains Coal Gasification project, a project which produces high Btu substitute natural gas from lignite coal, and CMS Generation, which builds and operates electric power plants around the world. Mr. Boulanger holds a B.S. in Accounting from Ferris University and an MBA from the University of Detroit.
     Celia M. Cuthbertson: Ms. Cuthbertson, a corporate lawyer, is the Vice President, general counsel and corporate secretary of Home Equity Income Trust, a public entity listed on the Toronto Stock Exchange. Formerly, Ms. Cuthbertson was an executive compensation consultant with Mercer Human Resources Consulting. In addition, she has practiced securities law with a Toronto law firm and gained securities regulatory experience with the Capital Markets, Corporate Finance and General Counsel divisions of the Ontario Securities Commission.
     A. Michel Lavigne: Mr. Lavigne sits on numerous public and private company boards including Caisse de dépôt et placement du Québec, Quebecor Media, Groupe TVA, Nstein Technologies, and Canada Post Corporation. Until May 2005, Mr. Lavigne served as President and Chief Executive Officer of Raymond Chabot Grant Thornton in Montreal, Quebec, Chairman of the Board of Grant Thornton Canada and was a member of the Board of Governors of Grant Thornton International. Mr. Lavigne is a fellow of the Order of Chartered Accountants of Quebec and a member of the Canadian Institute of Chartered Accountants since 1973.
     Christopher H. Pickwoad: From 1997 to 2007, Mr. Pickwoad served as the Executive Vice President, Chief Financial Officer and a director of Novamerican Steel Inc., until such time as it was sold to another public corporation. Mr. Pickwoad has 26 years of experience in the steel industry, working for Novamerican Steel, Inc. from 1982 to 2007. Prior to 1982, he was a partner of a firm of Chartered Accountants, having obtained the designation of Chartered Accountant in 1963.
     Lorie Waisberg: Mr. Waisberg joined the Issuer as a Director on March 13, 2008. Mr. Waisberg practiced as a corporate lawyer in Toronto, Ontario for thirty years until August 2000. Mr. Waisberg served as Executive Vice President, Finance and Administration and a director of Co-Steel Inc., a steel producer, from August 2000 until October 2002 when Co-Steel Inc. was acquired by Gerdau SA. Mr. Waisberg is also a director of Chemtrade Logistics, Keystone North America, Noront Resources Ltd., Metalex Ventures and Tembec Inc. Mr. Waisberg has an LL.B. from the University of Toronto, and an LL.M. from Harvard.
Governance of the Issuer
     The Issuer has a corporate governance and compensation committee comprised of three directors. As at December 31, 2008, the directors on the corporate governance and compensation committee are Celia M. Cuthbertson, A. Michel Lavigne and Rodney Boulanger. The corporate governance and compensation committee is responsible for developing the Issuer’s approach to governance issues, filling vacancies among the directors and periodically reviewing the composition and effectiveness of the directors and the contribution and compensation of individual directors.
     The corporate governance and compensation committee is also responsible for adopting and periodically reviewing and updating the written disclosure policy for the Issuer and its subsidiaries.
Audit Committee
     The Issuer has an audit committee comprised of three directors. As at December 31, 2008, the directors on the audit committee are Christopher H. Pickwoad, A. Michel Lavigne and Lorie Waisberg, all of whom are independent (for regulatory purposes). The audit committee is responsible for the oversight and supervision of the accounting and financial reporting practices and procedures of the Issuer, the adequacy of internal accounting controls and procedures, and the quality and integrity of financial statements of the Issuer. The independent auditors of the Issuer report directly to the audit committee. In addition, the audit committee is responsible for directing the auditors’ examination of specific areas and for recommending to the board of directors the selection of independent auditors of the Issuer.
Management and Administration
     The Issuer has no executive officers and has engaged the Manager to provide certain services pursuant to a management agreement. As of November 1, 2006, on completion of the EPCOR Acquisition, all the employees of the Manager were transferred to EPCOR USA, a wholly-owned subsidiary of EPCOR Utilities Inc. and an affiliate of EPCOR Power. EPCOR USA now provides all management and administrative services to the Manager which continues to act as Manager under the Management Agreement. The president, chief financial officer and other senior officers of the Manager generally perform similar functions in respect of the Issuer, except that they have been appointed by, and report to, the Manager, rather than the board of directors of the Issuer. The Issuer may directly retain professionals and other service providers from time to time to provide advice and other administrative services directly to the Issuer. See “— The Manager — Management Agreement”.
Primary Energy
Board of Managers and Operating Agreement
     Primary Energy is governed in accordance with its constating documents and the Securityholders’ Agreement. As at December 31, 2008, the board of managers of Primary Energy is comprised of seven individuals as follows:
•	four representatives of the Issuer; and

•	three representatives of the Manager.
     A majority of the board of managers must be U.S. residents at all times. The Issuer is entitled to appoint a majority of the board of managers of Primary Energy.

     The Manager’s representation on Primary Energy’s board of managers can be adjusted if its retained interest in Primary Energy is reduced or diluted. The Manager is currently entitled to appoint one manager, as long as it continues to own 10% or more but less than 20% of the outstanding membership interests; and no managers if it owns less than 10% of the outstanding membership interests.
     The board of managers of Primary Energy has, subject to the provisions of the Securityholders’ Agreement and the Management Agreement, full power to manage the business and affairs of Primary Energy, to make all decisions regarding Primary Energy and to bind Primary Energy.
     The following table sets out the name, province or state and country of residence, positions with Primary Energy and principal occupation of the individuals who are managers of Primary Energy as at December 31, 2008.

Name, Province or State and			Principal Occupation,
Country of Residence	Position(s)	Director Since	If not with the Issuer
V. Michael Alverson Indiana, United States	Manager of Primary Energy	2006	Interim President and Chief Financial Officer and Vice President of the Manager

Rodney Boulanger Michigan, United States	Director of the Issuer and Manager of Primary Energy	2008	President and CEO of Midland Cogeneration Venture (energy generation)

Graham L. Brown Illinois, United States	Manager of Primary Energy	2007	Senior Vice President of the Manager

Celia M. Cuthbertson Ontario, Canada	Director of the Issuer and Manager of Primary Energy	2005	Vice President, General Counsel, and Corporate Secretary of Home Equity Income Trust

Christopher L. Kopecky Illinois, United States	Manager of Primary Energy	2008	Associate General Counsel of the Manager

A. Michel Lavigne Québec, Canada	Chairman and Director of the Issuer, Chairman and Manager of Primary Energy	2005	Corporate Director

Christopher H. Pickwoad Québec, Canada	Director of the Issuer and Manager of Primary Energy	2005	Corporate Director
     Each manager will serve as a manager until his or her successor is elected or appointed.
Biographies
     V. Michael Alverson: Mr. Alverson was appointed Interim President in addition to his duties as Chief Financial Officer and Vice President of the Manager effective May 12, 2008, following the resignation of Mr. John Prunkl. He was appointed Chief Financial Officer and Vice President of the Manager on November 1, 2006, in connection with the completion of the EPCOR Acquisition. Mr. Alverson was formerly the Executive Vice President and Treasurer. Mr. Alverson has more than thirty years experience in the energy industry. In 1996 he was one of the founding members of Primary Energy, Inc., a subsidiary of NiSource Inc and predecessor to Primary Energy, where he has held several different executive positions, including responsibility for engineering and construction of project facilities, operations and maintenance, project finance and general administration. Mr. Alverson received a BS in Mechanical Engineering from the University of Missouri — Rolla, and an MBA (Magna Cum Laude) from the University of Notre Dame.

     Graham L. Brown: Mr. Brown joined the Manager as Senior Vice President on January 1, 2007. Mr. Brown was formerly Director of Operations for EPCOR Regional Power Services and has over 30 years of experience in the power industry. Prior to joining EPCOR, Mr. Brown held a number of senior management positions with Ontario Power Generation (formerly Ontario Hydro). Mr. Brown holds a degree in Mechanical Engineering and is a Registered Professional Engineer in the Province of Ontario.
     Christopher L. Kopecky: Mr. Kopecky is Associate General Counsel of the Manager and serves as the Secretary of the Issuer’s subsidiaries. He has extensive experience in development, acquisition, disposition and financing transactions. Mr. Kopecky was previously an associate at Baker & McKenzie LLP specializing in project finance and real estate. Mr. Kopecky is a graduate of the University of Wisconsin and obtained his juris doctorate degree from Northwestern University School of Law.
Management
     Primary Energy has no executive officers. The president, chief financial officer and other senior officers of the Manager generally perform similar functions in respect of Primary Energy, except that they are appointed by, and report to, the Manager, rather than the board of managers of Primary Energy. Management and administrative services are provided to Primary Energy by the Manager pursuant to the Management Agreement. See “— The Manager — Management Agreement”, “Risk Factors — Risks Related to the Business and the Projects — Dependence on Key Personnel” and “Risk Factors — Risks Related to the Business and the Projects — Dependence on the Manager and Potential Conflicts of Interest”.
Insurance Coverage for Directors and Managers and Indemnification
     The Issuer has obtained a policy of insurance for the directors of the Issuer and for the managers of Primary Energy. The aggregate limit of liability applicable to the insured directors and officers under the policy is $35,000,000, $20,000,000 of which is also available to cover claims against the Issuer. Under the policy, each of the Issuer and Primary Energy will have reimbursement coverage to the extent that it has indemnified the directors or managers. The policy includes securities claims coverage, insuring against any legal obligation to pay on account of any securities claims brought against the directors of the Issuer or the managers of Primary Energy. The total limit of liability is shared among the directors of the Issuer and the managers of Primary Energy so that the limit of liability is not exclusive to any one of the respective directors or managers.
     The constating documents of the Issuer and Primary Energy provide for the indemnification of their respective directors, managers and officers (if any) from and against liability and costs in respect of any action or suit brought against them in connection with the execution of their duties of office, subject to certain limitations.
The Manager
     As a result of the EPCOR Acquisition, all the employees of the Manager were transferred to EPCOR USA, a wholly-owned subsidiary of EPCOR Utilities Inc. and an affiliate of EPCOR Power. EPCOR USA provides all management and administrative services to the Manager which continues to act as Manager under the Management Agreement. The names, provinces or states and countries of residence, positions with the Manager and principal occupations of the officers of the Manager together with brief biographies of those who are not members of the board of managers of Primary Energy, are set out below.

Name, Province or State and			Principal Occupation,
Country of Residence	Position(s)	Officer Since	If not with the Manager
V. Michael Alverson Indiana, United States	Interim President, Chief Financial Officer and Vice President	December 9, 2004	N/A

Graham L. Brown Illinois, United States	Senior Vice President	January 1, 2007	N/A

David Hermanson California, United States	Vice President of Operations	May 1, 2008	N/A

Joseph C. Powell Illinois, United States	Chief Accounting Officer	November 1, 2006	N/A
Biographies
     Joseph C. Powell: Mr. Powell was appointed Chief Accounting Officer of the Manager on November 1, 2006 in connection with the EPCOR Acquisition. Formerly he was Senior Vice President and the Chief Accounting Officer of the Manager. Prior to joining the Manager, Mr. Powell was the Chief Financial Officer of a manufacturing and distribution firm executing a turn around strategy and was the Executive Vice President of Finance and Operations for an internet security based technology company that was sold to a public entity. He also spent approximately 17 years in the public accounting environment, including eight years in the audit practice at PricewaterhouseCoopers LLP. He earned an MBA from Northwestern’s Kellogg Graduate School of Management and a BS in Accounting from Indiana University.
     David Hermanson: Mr. Hermanson is the Vice President of Operations of the Manager. Mr. Hermanson has over 27 years of industry experience. He has been General Manager West Coast Operations since 2000, initially for Sithe Energies, then for Primary Energy and now for EPCOR USA. Prior to assuming that role, he was General Manager of the Oxnard plant from the start of its commercial operation in 1990. Mr. Hermanson started his career with SDG&E as an Associate Engineer in Civil Engineering in 1980. He served in various positions up to Senior Power Contracts Administrator, where he administered contracts and sponsored testimony before the California Public Utilities Commission. Mr. Hermanson has been Chair of the California Cogeneration Council for the past 6 years. He has also served on the Board of Directors of Western Turbine Users, Inc. Mr. Hermanson received a B.S. in Civil Engineering from California Polytechnic State University, where he has also served on the Industrial Development Board for the Civil Engineering Department. Mr. Hermanson is a registered Professional Engineer in the State of California.
Management Agreement
Management and Administrative Services
     The Manager provides management and administrative services to Primary Energy and its subsidiaries pursuant to the terms of the Management Agreement. These management and administrative services include: (i) representing Primary Energy’s interests in its subsidiaries, and overseeing the operation of the five existing Projects including managing the business of all subsidiaries of Primary Energy; (ii) enhancement of the Projects (at the expense of Primary Energy); (iii) assisting in the development, implementation and monitoring of strategic plans; (iv) identification of accretive acquisitions and investment opportunities in the power and energy sector which do not fit the Manager’s requirements and/or strategy but which the Manager determines are appropriate for Primary Energy; (v) assisting in and supervising the analysis of potential acquisitions, investments and dispositions; (vi) carrying out or supervising the making of acquisitions, investments and dispositions; (vii) assisting in developing an annual budget and an annual distributable cash forecast; (viii) assisting with treasury, legal and compliance, financing and risk assessment activities; (ix) reviewing the budgets and schedules for major maintenance proposed for the Projects; (x) assisting in the preparation of financial reports in respect of the Projects; (xi) assisting in the negotiation of material agreements; (xii) monitoring compliance with the annual budget, the annual distributable cash forecast and applicable laws; (xiii) retaining accountants, lawyers, consultants, investment bankers and other such professional advisers; (xiv) advising on and negotiating any financings by Primary Energy; (xv) assisting in the preparation, planning and coordination of meetings of the board of managers of Primary Energy and holders of membership interests in Primary Energy; and (xvi) providing such other management and administrative services as Primary Energy or its subsidiaries may reasonably require in the conduct of their businesses.
     Under the Management Agreement, the Manager, if and to the extent requested by the Issuer, will also provide certain administrative services to the Issuer including: (i) assisting the Issuer in complying with its continuous disclosure obligations under applicable securities laws and with its investor relations activities; (ii) monitoring compliance of the Issuer with applicable laws; (iii) providing or causing to be provided to holders of securities of the Issuer, all information to which they are entitled under the constating documents of the Issuer, the Indenture and applicable laws; (iv) providing for the calculation and distribution of interest payments and distributions to holders of EISs and the Separate Subordinated Notes and any other securities issued by the Issuer; (v) advising on and negotiating any financings by the Issuer; (vi) assisting in the preparation, planning and coordination of meetings of the board of directors of the Issuer and holders of Common Shares; and (vii) providing such other management and administrative services as the Issuer or its subsidiaries may reasonably require in the conduct of its businesses.
     The Manager has made available to Primary Energy and the Issuer the Designated Employees who devote a substantial portion of their time to or for the benefit of the Issuer, Primary Energy or the Projects. Agreements between each of the Designated Employees, the Manager and Primary Energy contain a non-competition provision which survives 12 months after termination of employment in respect of the development, ownership and operation of recycled energy projects and combined heat and power projects including projects in these sectors under development or being explored by the Manager at the time of termination (but excluding certain projects for which Primary Energy has a right of first refusal that are not acquired by Primary Energy when offered to it).
     In consideration for providing the management and administrative services under the Management Agreement, the Manager receives an annual management fee equal to $3.0 million, subject to adjustment for inflation and any future acquisitions on the basis of an increase of $100,000 per $1.0 million increase in the Issuer’s annual distributable cash forecast associated with the acquisition (pro rated for partial years, as applicable). The annual fee is subject to adjustment for inflation and is payable monthly in advance on the first business day of each month. The annual fee does not cover amounts paid to third party advisers and consultants (such as accountants, lawyers and engineers) which are borne by the Issuer or Primary Energy, as applicable. The Issuer, Primary Energy and Primary Operations pay the annual fee based on an allocation established in the annual budget reflecting the Manager’s estimate of time and resources to be spent on the provision of management services to each entity for the year.
     The Manager has the opportunity to earn an incentive fee under the Management Agreement. The incentive fee is designed to align the financial interests of the Manager with those of Primary Energy and thus, those of the Issuer’s and is in addition to any increase of the base annual management fee. The incentive fee for each year (to be calculated and paid as soon as practicable after the end of such year) will equal 25% of the product of (a) the excess of Primary Energy’s distributable cash per EIS (or, following the maturity, redemption or repurchase of all of the Subordinated Notes or separation of all of the EISs, per Common Share) for the fiscal year over the Targeted Annual Distributable Cash and (b) the weighted average number of EISs, Common Shares not represented by EISs and Class B Common Interests outstanding for such fiscal year. Appropriate adjustments to the amount of the Targeted Annual Distributable Cash will be made as agreed to by the Manager and the managers of Primary Energy and the directors of the Issuer who are independent of the Manager and its affiliates and associates, acting reasonably, to reflect changes in the number of EISs and/or Common Shares outstanding as a result of dilutive events. The Targeted Annual Distributable Cash will also be adjusted in the event that the Issuer or Primary Energy or any subsidiary of either of them acquires or invests in any project in the power and energy sector owned directly or indirectly by the Manager to reflect the increase in annual distributable cash forecast resulting therefrom and any issue of EIS, Common Shares or other equity interest in respect thereof. The amount of such adjustment shall be agreed by the Manager and the directors of the Issuer who are independent of the Manager and its affiliates and associates. Cash distributable per EIS or Common Share, as applicable, will not include any proceeds from a sale or other disposition of Primary Energy’s or the Issuer’s direct or indirect interest in any Project.
Right of First Offer
     During the term of the Management Agreement, if the Manager decides to sell or otherwise alienate certain projects in the power and energy sector which are wholly-owned by the Manager, it will first provide an offer to Primary Energy (the “Offer”) setting out a cash price and the proposed terms of sale. Primary Energy will have 90 days after receipt of the Offer to accept such offer or negotiate alternate terms of sale acceptable to Primary Energy and the Manager. If within the 90-day negotiation period the Offer is not accepted and the parties cannot agree on other terms then thereafter the Manager may sell the project (subject to any changes in form or condition, financial or otherwise, which in the reasonable opinion of the Manager are not material taken as a whole) to a bona fide third party dealing at arm’s length with the Manager at a price and on terms and conditions that, taken as a whole, in the reasonable opinion of the Manager are not more favorable to the third party than those contained in the Offer.
     There are currently eight projects in respect of which Primary Energy would have a right of first offer. Since 2005, no opportunity to exercise the right of first offer has been provided.
Other Terms of the Management Agreement
     The Management Agreement has an initial 20-year term and will be automatically renewed for additional five-year terms unless, at least six months prior to the expiration of the then current term, a majority of the managers of Primary Energy and a majority of the directors of the Issuer who are independent of the Manager and its affiliates and associates determine that the Management Agreement will not be renewed and notify the Manager accordingly.
     Although the Management Agreement may be terminated in certain circumstances, it may be difficult for the Issuer to terminate the Management Agreement if it is unsatisfied with the performance of the Manager (or otherwise) without having to pay significant damages to the Manager. See “Risk Factors”.
     The Management Agreement also provides for the indemnification of the Manager by Primary Energy and, if applicable, the Issuer.
     The above summary of certain provisions of the Management Agreement is subject to, and qualified in its entirety by reference to, all the provisions of the Management Agreement. A copy of the Management Agreement is available on SEDAR at www.sedar.com.
Allocation Agreement
     The Management Agreement was amended and qualified in its entirety to the extent required to give effect to the Allocation Agreement. See “Description of the Business — Objective and Business Strategy — Allocation Agreement”. A copy of the Allocation Agreement is available on SEDAR at www.sedar.com.
AUDIT COMMITTEE AND AUDITOR’S FEES
     The Issuer has established an audit committee of three directors: Christopher H. Pickwoad, A. Michel Lavigne and Lorie Waisberg, each of whom is independent of the Issuer and “financially” literate within the meaning of Multilateral Instrument 52-110 — Audit Committees. The audit committee is responsible for the oversight and supervision of the accounting and financial reporting practices and procedures of the Issuer, monitoring the adequacy of internal accounting controls and procedures and reviewing the quality and integrity of financial statements of the Issuer. The independent auditors of the

Issuer report directly to the audit committee. In addition, the audit committee is responsible for reviewing and approving the auditors’ examination of specific areas and for recommending to the board of directors the selection of independent auditors of the Issuer. The charter of the audit committee is attached hereto as Appendix “A”.
Relevant Education and Experience of Audit Committee Members
     The following is a brief summary of the education or experience of each member of the audit committee that is relevant to the performance of his or her responsibilities as a member of the audit committee, including any education or experience that has provided the member with an understanding of the accounting principles used by the Issuer to prepare its annual and interim financial statements:

Name of Audit Committee Member	Relevant Education and Experience

A. Michel Lavigne	• Past President, and Chief Executive Officer of Raymond Chabot Grant Thornton
• Fellow of the Order of Chartered Accountants of Québec
• Member of the Canadian Institute of Chartered Accountants

Christopher H. Pickwoad	• Past director, and Executive Vice-President, Chief Financial Officer of Novamerican Steel Inc.
• Past partner of a firm of Chartered Accountants
• Member of the Canadian Institute of Chartered Accountants

Lorie Waisberg	• Past Executive Vice-President, Finance and Administration of Co Steel Inc.
• Past corporate lawyer
Non-Audit Services
     The audit committee of the Issuer must, prior to the provision of services, approve all services, including non-audit services, to be provided to the Issuer and/or any of its subsidiaries by the independent auditor of the Issuer and the fees associated with those services.
External Auditor Service Fees
     The following table summarizes the Audit, Audit Related, Tax and Other Fees (excluding expenses and taxes) of the Issuer’s external auditor for the last two fiscal years.

	2008	2007
Audit Fees	$435,695	$448,478
Audit-Related Fees	Nil	Nil
Tax Fees[1]	$36,967	$153,332
All Other Fees	Nil	Nil

[1]	Represents fees for services rendered in connection with the preparation of fiscal 2007 and 2006 tax returns.
Audit Committee Oversight
     At no time since the commencement of the Issuer’s most recently completed fiscal year has a recommendation of the audit committee to nominate or compensate an external auditor not been adopted by the board of directors.

RISK FACTORS
     The following section describes both general and specific risks that could affect the Issuer’s financial performance. The risks described below are not the only risks facing the Issuer and Primary Energy. Additional risks and uncertainties not currently known or that are currently deemed to be immaterial may also materially and adversely affect Primary Energy’s business operations. Any of the matters highlighted in these risk factors could have a material adverse effect on the Issuer’s results of operations, business prospects, financial condition or cash flow, in which case, the market price or value of the EISs, Common Shares or Subordinated Notes could be adversely affected.
Risks Related to the Business and the Projects
The Projects Depend on their Electricity and Thermal Energy Customers
     Each Project relies for its revenues on one or more tolling agreement, lease agreement, or other agreement with its host. The amount of cash available for distribution to holders of EISs, Common Shares and Subordinated Notes is highly dependent upon customers under such agreements fulfilling their contractual obligations. There is no assurance that these customers will perform their obligations or make required payments on a timely basis. Each of the Projects is dependent upon its industrial host continuing operations at those Projects. Under the revenue producing agreements governing each Project, these hosts are not precluded from ceasing all operations at the Projects, whether due to unforeseen circumstances, force majeure or at the discretion of the host. Any such cessation of operations by a host at a Project would result in customers ceasing purchases of thermal or electric energy from the Projects, which would not necessarily result in an actionable breach of the Project’s revenue producing contracts. Certain Projects rely on their industrial hosts for waste fuel and derive a significant portion of their revenue based on output rather than strictly on Capacity Payments. Accordingly, these Projects rely on their industrial hosts to maintain industrial operations at a high level of output. Various conditions that are not within the control of the Issuer or the Project operators, and may not be within the control of the host industrial companies, may directly or indirectly result in significant reduction or cessation of industrial operations at any given Project. These conditions include, but are not limited to, competitive pressures, mergers or acquisitions, adverse financial or economic conditions or events (including foreclosure, bankruptcy or liquidation of the industrial company), environmental constraints or incidents, weather conditions, labour actions, fuel shortages, equipment malfunction or refurbishment, accidents or sabotages, mismanagement, governmental action and force majeure. If any of the hosts were to materially curtail or cease manufacturing operations that require energy from a Project, a material portion of the Project’s revenues could be interrupted or would cease, and any contractual remedy or insurance coverage available to the Issuer may not be sufficient to cover such shortfalls. Moreover, substantial short or long-term changes in industrial operating levels short of material curtailment or cessation of operations can result from decisions by management of the industrial hosts. These changes are not predictable, and such changes may produce material volatility in revenues from any of the Projects so affected.
Projects May Not Operate as Planned
     The revenue produced by the Projects is dependent, in whole or in part, on the amount of electric energy and thermal energy generated by them. The ability of the Projects to generate the maximum amount of energy to be distributed to hosts is the primary determinant in the amount of cash that will be distributed to the Issuer, and that will in turn be available for distribution to holders of EISs, Common Shares and Subordinated Notes. With respect to each of the Projects, there is a risk of equipment failure (of both Project equipment and equipment operated by the host) for various reasons including, without limitation, component failures, latent defect, design error, operator error, weather conditions or force majeure which could adversely affect revenues and cash available for distribution. For Project equipment, it is expected that annual capital maintenance expenditures will approximate historical spending levels and will be funded from cash generated from operations. To the extent that maintenance spending corresponds to historical requirements it is not anticipated that there will be a negative impact on distributions. To the extent that such equipment requires either longer than anticipated down times or unexpected capital requirements for maintenance and repair, or suffers disruptions of energy generation for other reasons, the amount of cash available for distribution may be adversely affected.
     Neither Primary Energy nor its subsidiaries control, or have contractual rights in respect of, the operations of its customers. The host steel mills have the ability to run their plants at their discretion. Since some of the Projects are affected by the level of production at these host steel mills, a Project’s performance may be impacted by its host’s operational decisions. Such operational decisions include, without limitation, production levels and which blast furnaces the host steel mills choose to run.
     All of Primary Energy’s customers are participants in the U.S. steel industry and their businesses may be subject to cyclicality and production curtailment, and revenues from the Projects could be impacted as a result.
Mittal May Purchase the Ironside Project
     Pursuant to the Ironside Lease, Mittal has an option to purchase the Ironside Project at a purchase price equal to the greater of certain amounts set out in the Ironside Lease and fair market value (the “Purchase Option”). The Purchase Option may be exercised by Mittal (i) during the first five years of the term of the Ironside Lease, once per year on the anniversary of the lease commencement date upon 30 days prior notice by Mittal; and (ii) following the first five years of the term of the Ironside Lease, at any time upon 30 days prior notice by Mittal. If Mittal exercises its Purchase Option, the loss of the Ironside Project will have a significant impact on the future financial results of Primary Energy.
The Issuer Has Limited Control Over the Harbor Coal Project
     The Projects are wholly-owned, indirectly, by the Issuer, with the exception of the Harbor Coal Project. Harbor Coal LLC, an indirect subsidiary of Primary Energy, owns a 50% general partnership interest in PCI Associates which in turn owns the Harbor Coal Project. Harbor Coal LLC has limited control over the operation of the Harbor Coal Project. III/PCI, Inc., the other general partner of PCI Associates and an affiliate of Ispat Inland, manages the operations of the Harbor Coal Project. Ispat Inland is an indirect subsidiary of Mittal.
     While the Harbor Coal Amendment reduces the risk ascribed to Harbor Coal LLC’s interest, Primary Energy still has limited control which results in a number of risks at the Harbor Coal Project. The amount of coal consumed is a function of the efficiency of the host’s operations and its determination of the amount of hot metal produced per day for use in steel production. These factors impact the amount of coal consumed and correspondingly the profitability of the Harbor Coal Project. Primary Energy must also rely on the technical and management expertise of III/PCI, Inc. to oversee operations and maintenance of the Harbor Coal Project. Primary Energy is also reliant on accounting policies, procedures and financial reporting of Mittal as they impact the accounting and financial reporting of PCI Associates. To the extent that III/PCI, Inc. does not fulfill its obligation to manage the operations of the Harbor Coal Project, or is not effective in doing so, the amount of cash available for distribution may be adversely affected.
Primary Energy Derives its Revenues From Only a Few Customers
     All of Primary Energy’s revenues are generated from providing services to entities controlled by only two underlying customers. The percentage of Primary Energy’s revenues generated by each major customer for the year ended December 31, 2008 was 85% and 15%, respectively.
Primary Energy or the Issuer May Not Have or be Able to Obtain Sufficient Capital for Future Acquisitions
     Future acquisitions by Primary Energy or the Issuer from the Manager or any third parties, expansions of the existing Projects and other capital expenditures will be financed out of current cash balances, cash generated from operations, sales of additional EISs and other borrowings. There can be no assurance that sufficient capital will be available on acceptable terms to fund acquisitions from the Manager, expansion projects or other capital expenditures.
Financing Arrangements Could Impact the Business of the Issuer
     Current or future borrowings by the Issuer or its subsidiaries will increase the level of financial risk to the Issuer. To the extent that the interest rates are not fixed or that borrowings are refinanced at different rates, cash available for distribution may vary as a result of interest rate variations or fluctuations. Contractual arrangements in respect of those borrowings may also adversely affect cash available for distribution. In addition, the Issuer currently has existing indebtedness and other project-based financing arrangements in place with various lenders. These project-based financing arrangements are typically secured by all of the Project’s assets, contracts and equity interests, as well as the equity interests of certain holding companies. The terms of these project-based or other financing arrangements generally impose many covenants and obligations on the part of the borrowers and guarantors. In many cases, a default by any party under other Project operating agreements (such as a power purchase agreement, operations and maintenance agreement or a steam sales agreement) will also constitute a default under the Project’s existing indebtedness or other financing arrangement. Failure to comply with the terms of these term loans or other financing arrangements, or events of default thereunder, may prevent cash distributions by the Project and may entitle the lenders to demand repayment and enforce their security against the Project’s assets. In addition, if an event of default should occur, the lenders are entitled to take possession of their security.
The Projects are Subject to Significant Environmental and Other Regulations
     The Projects, facilities and operations are subject to extensive and increasingly stringent federal, state and local laws, regulations, guidance and other requirements governing or relating to, among other things: air emissions; discharges into water; the storage, handling, use and transportation of materials; the prevention of releases of hazardous substances into the environment; the prevention, presence and remediation of hazardous substances in soil and groundwater, both on and off site; land use and zoning matters; and workers health and safety matters. As such, the operation of the Projects carries an inherent risk of environmental, health and safety liabilities (including potential civil actions, compliance or remediation orders, injunctive relief, fines and other penalties), and may result in the Projects being involved from time to time in administrative and judicial proceedings relating to such matters. In addition, the Projects operate on real estate owned by others that may be contaminated. Although management believes that existing indemnities provide appropriate protection against claims related to contamination not caused by the Projects, there can be no assurance that future claims will not be made against the Projects in respect of such contamination that may be material.
     The Projects have obtained environmental permits and other approvals that are required for their operations. Compliance with applicable laws and regulations and future changes to them is material to the Issuer’s businesses. Although management believes the operations of the Projects are currently in material compliance with applicable environmental laws, licenses, permits and other authorizations required for the operation of the Projects and although there are environmental monitoring and reporting systems in place with respect to all the Projects, there is no guarantee that more stringent laws and regulations will not be imposed, that there will not be more stringent enforcement of applicable laws or regulations or that such systems may not fail, which may result in material expenditures. Failure by the Projects to comply with any environmental, health or safety requirements, or increases in the cost of such compliance, including as a result of unanticipated liabilities or expenditures for investigation, assessment, remediation or prevention, could result in additional expense, capital expenditures, restrictions, temporary or permanent cessation of operations, or delays in the Projects’ activities, the extent of which cannot be predicted.

Changes in Costs and Technology
     Changes in costs and technology may significantly impact Primary Energy’s business by making certain of the Projects less competitive, by limiting opportunities of the Manager to develop additional projects and by making the acquisition of existing projects less attractive. Traditional coal-fired systems and gas-fired systems may under certain economic conditions produce electricity at lower average prices than the all-in costs to the customer of the Recycled Energy Projects. It is possible that technological advances will further reduce the cost of alternate methods of power generation to a level that is equal to or below that of most waste recycled energy generation. If this were to happen, the competitive advantage of Primary Energy’s Projects could be significantly impaired.
Operations are Subject to the Provisions of Various Energy Laws and Regulations
     The laws affecting our facilities have undergone major changes recently, and continue to change in their implementation through dynamic regulatory activity shaping the electric industry in the United States. The Energy Policy Act of 2005 (“EPAct 2005”), which was signed into law on August 8, 2005, added new criteria to the definition of a Qualifying Facility that must be satisfied by new Qualifying Facilities. The Issuer believes that the Recycled Energy Projects are not new Qualifying Facilities and that in any event they would satisfy the new criteria, but if this were not the case for any Recycled Energy Project, it could lose its Qualifying Facility status. This could subject such a Project to additional regulation under the Federal Power Act (“FPA”) and/or state law.
     EPAct 2005 also eliminated, subject to certain conditions to be determined by FERC, the requirement under PURPA that electric utilities must purchase electric energy and capacity from, and sell electric energy and capacity to, Qualifying Facilities. FERC has issued a final rule to implement this change. While the Recycled Energy Projects do not currently sell power to or purchase power from electric utilities, FERC regulations may limit or eliminate their rights to compel such sales or purchases in the future.
     EPAct 2005 also created a new FPA section 203(a)(2), which, if applicable to the Issuer, could require the Issuer under certain circumstances to obtain FERC approval before acquiring a Qualifying Facility or other electric utility company.
     Finally, subject to certain exceptions, FERC has revoked the exemptions from FPA sections 205 and 206 (rate regulation of utilities) previously afforded to Qualifying Facilities. To the extent the Recycled Energy Projects engage in wholesale power sales in the future, this revocation would subject them to some degree of rate regulation by FERC.
Revenue May be Reduced Upon Expiration or Termination of Agreements
     Energy generated by the Recycled Energy Projects, in most cases, is provided to customers under agreements that expire at various times. In addition, these agreements may be subject to termination in certain circumstances, including, without limitation, default by the Project owner or operator. When such a contract expires or is terminated, there can be no assurance that it will be renewed. Furthermore, even if such agreements are renewed it is possible that the price received by the relevant Project for energy or capacity under subsequent arrangements may be reduced significantly. It is possible that subsequent contracts may not be available at prices or under terms that permit the operation of a Project on a profitable basis. If this occurs, the affected Project may temporarily or permanently cease operations.
Dependence on Key Personnel
     Primary Energy’s success is largely dependent on the skills, experience and efforts of the senior management team of the Manager and other key personnel of EPCOR USA. The loss of the services of any key employee could materially harm Primary Energy’s business, financial condition, future results and cash flow. Such members of senior management may terminate their employment agreements without cause. The Manager may also not be able to locate or employ on acceptable terms qualified replacements for its senior management or key employees if their services were no longer available. Primary Energy has entered into agreements with such members of senior management which prohibit them from competing with or soliciting employees or customers of Primary Energy during and for 12 months following cessation of their employment subject to the payment of severance to those members of senior management.
Labor Disruptions May Adversely Affect Primary Energy’s Business and Operations
     No employee of Ventures Holdco and leased to Primary Energy is covered by the provisions of a collective bargaining agreement. Operations at the Harbor Coal, North Lake and Ironside Projects are entirely conducted by the hosts, which operate such Projects utilizing operating employees employed and supervised by the hosts. At the Cokenergy and Portside Projects, Primary Energy oversees operations which are conducted utilizing operating employees that are employed and supervised by the hosts. In both cases, all operating employees of the hosts are subject to the provisions of collective bargaining agreements maintained by such hosts. Primary Energy has no control over the labor relations of the hosts. While labor relations at the Projects have been stable to date and there have not been any disruptions in operations as a result of labor disputes with employees, the maintenance of a productive and efficient labor environment cannot be assured. In the event of a labor disruption, such as a strike or lock out, the ability of the Project to generate income, and consequently the amount of cash available for distribution may be adversely affected.
Dependence on the Manager and Potential Conflicts of Interest
     Primary Energy and the Issuer are dependent on the Manager and EPCOR USA in respect of the administration and management of Primary Energy and the Issuer and the operations of the Projects. Although the Management Agreement has an initial 20-year term, the Management Agreement may be terminated earlier in certain circumstances, including by the Manager upon 180 days’ prior written notice. Upon termination, Primary Energy and the Issuer are required to establish replacement arrangements. If Primary Energy and the Issuer are not able to obtain such arrangements on favourable terms, revenues and profits may decline and distributable cash of the Issuer may be negatively affected.
     Certain officers of the Manager are employees of EPCOR USA and will devote a substantial portion of their time for the benefit of the business of Primary Energy and the Issuer. The Manager and its affiliates (which, for greater certainty, includes EPCOR Power and its subsidiaries) and employees or agents may be engaged or invest directly or indirectly in a variety of other companies or other entities involved in owning, managing or advising on or otherwise engaged in the business of the generation, production, transmission, distribution, purchase and sale of electricity, other forms of energy-related projects, infrastructure projects, utility projects or other businesses.
     Other than the specific requirements of the Allocation Agreement, none of the Manager or its affiliates is prohibited by the Management Agreement or any other agreement with Primary Energy or the Issuer from competing with Primary Energy or the Issuer, or from acquiring, investing in, or providing administrative or managerial services to, a competitor of Primary Energy or the Issuer. Accordingly, the Manager’s and its affiliates’ other business activities may result in conflicts.
     To manage certain potential conflicts with respect to new and existing development opportunities and acquisition opportunities, the Issuer, EPCOR Power, EPCOR USA, the Manager and Thomas Casten (former Chair and Chief Executive Officer of the Manager) are parties to an Allocation Agreement See “Description of the Business — Objective and Business Strategy — Allocation Agreement”.
The Term of the Management Agreement Exceeds the Terms of Existing Customer Contracts
     The Management Agreement has a 20-year term and automatically renews for additional five-year terms unless a majority of the independent managers of Primary Energy and a majority of the independent directors of the Issuer determine that the Management Agreement will not be renewed and notify the Manager accordingly. However, the Projects’ existing contracts with their customers expire within 2 to 16 years. The Issuer and Primary Energy are obligated to pay the Manager the full amount of the management fee specified under the Management Agreement regardless of whether a customer elects not to renew its contract with the relevant Project, or even if all of the Projects’ customers elect not to renew their contracts. Further, although the Management Agreement may be terminated in certain circumstances, it may be difficult for the Issuer to terminate the Management Agreement if it is unsatisfied with the performance of the Manager (or otherwise) without having to pay significant damages to the Manager. If one of more of the Projects’ customers fails to renew its contract and the Issuer and Primary Energy continue to pay the full amount of the management fee, or if the Issuer and Primary are required to pay significant damages to terminate the Management Agreement, this may have a significant adverse impact on the future financial results of the Issuer and Primary Energy and adversely affect cash available for distribution.
The Projects’ Operations are Subject to the Risk of Future Proceedings
     The Projects’ operations are subject to all operating hazards and risks normally incidental to industrial operations, including the generation of electricity and production of thermal energy. As a result, at any given time, the Projects and entities associated with the operation of the Projects may be defendants in various legal proceedings and litigation arising in the ordinary course of business. The Projects maintain insurance policies with insurers in amounts and with coverages and deductibles that the Manager believes to be reasonable and prudent. However, there can be no assurance that this insurance will be adequate to protect the Projects from all material expenses related to potential future claims for loss or damage or that these levels of insurance will be available in the future at economical prices. A significant judgment against any Project, the loss of a significant permit or other approval or the imposition of a significant fine or penalty could have a material adverse effect on the Issuer’s business, financial condition and future prospects and could adversely affect cash distributions by the Issuer.
Insurance May Not be Sufficient to Cover All Losses
     While the Manager believes that the Projects’ insurance coverage addresses all material insurable risks, provides coverage that is similar to what would be maintained by a prudent owner/operator of similar facilities and are subject to deductibles, limits and exclusions which are customary or reasonable given the cost of procuring insurance, current operating conditions and insurance market conditions, there can be no assurance that such insurance will continue to be offered on an economically feasible basis, nor that all events that could give rise to a loss or liability are insurable, nor that the amounts of insurance will at all times be sufficient to cover each and every loss or claim that may occur involving the assets or operations of the Projects or the Issuer. Levels of insurance coverages maintained to cover insurable risks of the Projects are, in some cases, dictated by the provisions of the various agreements related to those Projects. To the extent any such agreements are extended, amended or renewed, the level and type of insurance coverages mandated by such agreements may change. If a claim is made under any insurance coverage to recover damages related to an insured event, based on the circumstances of such claims and the relative position of the insurance companies issuing such insurance coverages, payment of such claims could be delayed or denied.
Operations are Subject to a Number of Natural and Inherent Risks
     The occurrence of a significant event which disrupts the ability of the Projects to produce or sell or provide energy for an extended period, including events which preclude existing customers from obtaining energy, could have a material adverse effect on distributable cash.
     If a Project experiences a force majeure event, the Project would be excused from its obligations under the relevant Project agreement. However, the relevant counterparty may not be required to make payments under the contract so long as the force majeure event continues and may have the right to prematurely terminate the contract. Additionally, to the extent that a forced outage has occurred, the relevant counterparty may not be required to make payments to the affected Project, and/or may prematurely terminate the contract. As a consequence, Primary Energy may not receive any net revenues from the affected Project other than the proceeds from business interruption insurance, if any, that applies to the force majeure event or forced outage after the relevant waiting period, and may incur significant liabilities in respect of past amounts required to be refunded. Accordingly, Primary Energy’s business, financial condition, future results and cash flows could be materially and adversely affected.
Regulatory Changes Impacting Competitive Energy Markets Could Affect the Performance of the Issuer and the Projects
     The independent generation of electricity is severely constrained by state and federal regulatory rules designed to provide monopoly protection to electric utility distribution and in many cases generation businesses. These rules present barriers to a wide range of potentially competitive approaches to the sale of energy services to Primary Energy’s current and future potential host/users. If the state or federal government were to ease or remove these barriers, Primary Energy could face new competition from a variety of alternate energy providers.
Primary Energy’s Cash Flows Are Subject to Variations
     Variations may cause significant fluctuations in cash flows, which may cause the market price of the EISs to fall in certain periods. Variations result from a number of factors, including different usage rates for steam, hot water and electric power during various times of the year. Gas turbines experience reduced generation during warm periods due to the reduced density of air. Additionally, payment of expenses and debt service by the Issuer, Primary Energy and their subsidiaries fluctuate throughout the year and from year-to-year. Such variations could materially and adversely affect the Issuer’s and Primary Energy’s business, financial condition, future results and cash flows.
Changing Economic and Political Environment
     The risk of terrorist attacks in the United States or elsewhere continues to remain a potential source of disruption to the nation’s economy and financial markets in general. Such events and others which cannot be foreseen could constrain the capital available to our industry and could adversely affect our financial stability and the financial stability of our counterparties in transactions.
Timely and Accurate Reporting of Financial Results May Depend on the Ability of the Manager to Successfully Ensure that Internal Controls over Financial Reporting Function Properly
     The Issuer has implemented controls and procedures over financial reporting, designed by management, with the objective of providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with Canadian generally accepted accounting principles. However, these measures cannot provide absolute assurance that the potential for misstatements will not exist. In addition, deficiencies in the Issuer’s internal controls over financial reporting may be identified in the future. The Issuer’s development of internal controls over financial reporting continues to progress. Any failure to execute the effectiveness of controls in place or implement required new or improved controls, or difficulties encountered in their implementation, could impact our financial results, cause failure to meet reporting obligations on a timely basis or result in material misstatements in the annual or interim financial statements. Inadequate internal controls over financial reporting could also cause investors to lose confidence in the reported financial information, which could cause the stock price to decline.
Risks Related to Capital Structure
The Issuer is Dependent on Primary Energy and the Projects for all Cash Available for Distributions
     The Issuer is dependent on the operations and assets of the Projects through its indirect ownership of the Projects. The Issuer’s ability to make payments on the Subordinated Notes and to make cash distributions to holders of EISs and Common Shares will be dependent on the ability of Primary Energy to make distributions to the Issuer, which in turn will be dependent on the ability of the Projects to make distributions to Primary Energy. The actual amount of cash available for payments to holders of Subordinated Notes and distributions to holders of EISs and Common Shares will depend upon numerous factors relating to each of the Projects, including profitability, changes in revenues, fluctuations in working capital, capital expenditure levels, applicable laws, compliance with contracts and contractual restrictions contained in the instruments governing any indebtedness. Any reduction in the amount of cash available for distribution, or actually distributed, by the Projects or Primary Energy will reduce the amount of cash available for the Issuer to make payments to holders of Subordinated Notes and distributions to holders of EISs and Common Shares. While the Issuer is contractually obligated to make interest payments on the Subordinated Notes, cash distributions by the Issuer on the Common Shares, including the Common Share component of an EIS, are not guaranteed and will fluctuate with the performance of the Projects.
Distribution of All or a Significant Amount of Available Cash May Restrict Potential Growth of Primary Energy and the Issuer
     The payout by the Issuer and Primary Energy of substantially all of their operating cash flow will make additional capital and operating expenditures dependent on increased cash flow or additional financing in the future. Lack of these funds could limit the future growth of the Issuer and Primary Energy and their cash flow.
Future Distributions are not Guaranteed
     The Issuer’s only source of cash flow for payment of dividends on its Common Shares and interest on its Subordinated Notes, respectively, is distributions on its membership interest in Primary Energy. While the Issuer is contractually obligated to make interest payments on the Subordinated Notes, the Issuer’s board of directors or Primary Energy’s board of managers may, at their respective discretion, amend or repeal the existing distribution policy relating to equity distributions.
     Future equity distributions from these companies, if any, will depend on, among other things, the results of operations, cash requirements, financial condition, contractual restrictions, business opportunities, provisions of applicable law and other factors that the board of directors or managers may deem relevant. Either of these boards of directors or managers may decrease the level of equity distributions provided for in their existing distribution policies or entirely discontinue such distributions. The Indenture and the Credit Facility contain significant restrictions on the ability to make distributions, including if the Issuer defers interest on the Subordinated Notes under the Indenture, restrictions on the payment of dividends until Primary Energy has paid all deferred interest, together with accrued interest thereon.
     In addition, the Issuer’s after-tax cash flow available for distributions and interest payments would be reduced if the Subordinated Notes were treated as equity rather than debt for U.S. federal income tax purposes. In that event, the stated interest on the Subordinated Notes could be treated as a dividend and would not be deductible by the Issuer for U.S. federal income tax purposes. The inability to deduct interest on the Subordinated Notes could materially increase the Issuer’s taxable income and, thus, the Issuer’s U.S. federal and applicable state income tax liability. If this were to occur, the Issuer’s after-tax cash flow available for distributions and interest payments may be reduced. The additional tax due to federal and state authorities in that event could adversely affect the Issuer’s financial position, cash flows and liquidity, and could also adversely affect its ability to continue as a going concern. In addition, non-U.S. holders of the EISs could be subject to withholding taxes on the payment treated as dividends on equity, which could subject the Issuer to additional liability for the withholding taxes that it did not collect on such payments.
Subject to Restrictions Set Forth in the Indenture, the Issuer May Defer the Payment of Interest to Holders for a Significant Period of Time
     Prior to August 24, 2010, the Issuer may, subject to restrictions set forth in the Indenture, defer interest payments of the Subordinated Notes on one or more occasions for up to an aggregate period of 24 months. In addition, after August 24, 2010, the Issuer may, subject to certain restrictions, defer interest payments on the Subordinated Notes on eight occasions for not more than eight months on each occasion.

Deferred interest will bear interest at the same rate as the Subordinated Notes. For any interest deferred during the first five years, the Issuer may not be obligated to pay such deferred interest until August 24, 2010, so a holder of EISs or Subordinated Notes may be owed a substantial amount of deferred interest that will not be due and payable until such time. For any interest deferred after August 24, 2010, the Issuer may not be obligated to pay all of such deferred interest until the maturity of the Subordinated Notes, so a holder of EISs or Subordinated Notes may be owed a substantial amount of deferred interest that will not be due and payable until such time.
Exchange Rate Fluctuations May Impact the Amount of Cash Available for Distribution by the Issuer
     A substantial portion of the Issuer’s distributions to holders of EISs, Common Shares and Subordinated Notes is expected to be denominated in Canadian dollars. Conversely, all of the Projects’ revenues and expenses, together with distributions received by Primary Energy from the Projects, will be denominated in U.S. dollars. As a result, the Issuer will be exposed to currency exchange rate risks.
     Although Primary Energy has entered into hedging arrangements to mitigate this exchange rate risk, there can be no assurance that these arrangements will be sufficient to fully protect against this risk. If hedging transactions do not fully protect against this risk, changes in the currency exchange rate between U.S. and Canadian dollars could have a material adverse effect on the Issuer’s results of operations and may adversely affect cash distributions by the Issuer. The costs associated with the conversion of U.S. dollars to Canadian dollars and these hedging arrangements will be borne by Primary Energy.
Substantial Indebtedness Could Negatively Impact the Financial Flexibility of the Issuer and the Projects
     The degree to which the Issuer is leveraged on a consolidated basis could have important consequences to the holders of EISs, Common Shares and Subordinated Notes, including:
•	the Issuer’s ability in the future to obtain additional financing for working capital, capital expenditures or other purposes may be limited;

•	the Issuer may be unable to refinance indebtedness on terms acceptable to the Issuer or at all;

•	defaults under senior indebtedness may prevent the Issuer from making payments on the Subordinated Notes;

•	a significant portion of the Issuer’s cash flow (on a consolidated basis) is likely to be dedicated to the payment of the principal of and interest on its indebtedness, including the Subordinated Notes, thereby reducing funds available for future operations, capital expenditures and/or distributions on its Common Shares;

•	the Issuer may be more vulnerable to economic downturns and be limited in its ability to withstand competitive pressures; and

•	the Issuer may be at a competitive disadvantage to its competitors that have less indebtedness.
     The Indenture governing the Subordinated Notes does not limit the Issuer’s ability to issue additional Subordinated Notes to be represented by additional EISs.
The Issuer May Not be Able to Repurchase the Subordinated Notes Upon a Change of Control as Required by the Indenture
     Upon the occurrence of certain specific kinds of change of control events, the Issuer will be required to offer to repurchase outstanding Subordinated Notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. However, it is possible that the Issuer will not have sufficient funds at the time of the change of control to make any required repurchases. Failure to purchase tendered notes would constitute a default under the Indenture, which, in turn, would constitute a default under the Credit Facility.
Changes in the Issuer’s Creditworthiness May Affect the Value of the EISs, Common Shares and Subordinated Notes
     The perceived creditworthiness of the Issuer, Primary Energy and their respective subsidiaries that have guaranteed the Subordinated Notes, as well as changes in ratings of the EISs and Subordinated Notes, may affect the market price or value and the liquidity of the EISs, Common Shares and Subordinated Notes. There is no assurance that a rating will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if in its judgment circumstances so warrant. The ratings of the EISs and Subordinated Notes are not recommendations to purchase, hold or sell such securities.
Restrictive Covenants in the Credit Facility Could Impact the Business of the Issuer
     The Credit Facility and the Indenture contain restrictive covenants that limit the discretion of the Issuer or Primary Operations, as the case may be, to among other things,
•	incur additional indebtedness;

•	make distributions in respect of the EISs or membership interests, as the case may be, or to make certain other restrictive payments or investments;

•	sell assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of their assets;

•	enter into transactions with affiliates;

•	create liens; and

•	enter into new lines of businesses.
     In addition, the Credit Facility includes other and more restrictive covenants and prohibits Primary Operations and certain of its affiliates from prepaying its other indebtedness, including the Issuer prepaying the Subordinated Notes, while debt under the Credit Facility is outstanding. The agreements governing the Credit Facility also require Primary Operations to achieve specified financial and operating results and maintain compliance with specified financial ratios. The Second Amendment also allows for upward adjustment to applicable interest rate margins in the event certain covenant targets are not achieved. Primary Operations’ ability to comply with these ratios may be affected by events beyond its control.
     A breach of any of the restrictive covenants in the Credit Facility or in Primary Operations’ ability to comply with the required financial ratios could result in a default under the Credit Facility. If a default occurs, the lenders under the Credit Facility may elect to declare all borrowings outstanding under that facility together with accrued interest and other fees, to be immediately due and payable which would result in an event of default under the Indenture.
Primary Operations May be Unable to Refinance its Debt Under the Credit Facility
     The Credit Facility consists of a four-year term loan for $135.0 million expiring in August of 2009. If the Issuer is unable to refinance the Credit Facility on comparable or better terms there may be an adverse effect on cash available for distribution. Recent developments in global credit markets may adversely affect the Issuer’s ability to refinance the Credit Facility. If the Issuer is unable to refinance the Credit Facility at all, or is only able to do so with considerably less borrowings than under the Credit Facility, or with the payment of significant upfront fees or on significantly less favorable terms than under the Credit Facility, including the potential for a much increased effective interest rate or with respect to the required amortization of principle, this would adversely affect the Issuer’s financial position, cash flow and liquidity and may affect the Issuer’s ability to continue as a going concern.
Future Issuances of EISs or Common Shares Could Result in Dilution
     The Issuer’s articles of incorporation authorize the issuance of an unlimited number of Common Shares for such consideration and on such terms and conditions as are established by the board of directors without the approval of any shareholders. Additional EISs or Common Shares may be issued by the Issuer in connection with a future financing or acquisition by the Issuer. The issuance of additional EISs or Common Shares may dilute an investor’s investment in the Issuer and reduce distributable cash per Common Share or per EIS.
Limitations on Enforcement of Certain Civil Judgments by Canadian Investors
     The Manager is organized under the laws of the State of Delaware. All of the assets of the Projects are located outside of Canada and certain of the directors of the Issuer are residents of the United States. As a result, it may be difficult or impossible for investors to effect service within Canada upon the Manager, the Issuer or their respective directors, managers or officers who are not residents of Canada, or to enforce or realize against them upon judgments of courts of Canada predicated upon the civil liability provisions of applicable Canadian provincial securities laws.
     The Manager is considered to be a promoter of the Issuer and has been advised by counsel in the United States that there is some doubt as to the enforceability in the United States by a court in original actions, or in actions to enforce judgments of Canadian courts, of civil liabilities predicated upon such applicable Canadian provincial securities laws.
     The Manager is not contractually prohibited from selling its interest in Ventures Holdco and Ventures Holdco is similarly not prohibited from selling its Class B Preferred and Class B Common Interests in Primary Energy.
There Can be No Assurance that the Common Shares and Subordinated Notes Represented by the EISs will Continue to be Qualified Investments and There May be Other Canadian Tax Risks
     There can be no assurance that the Common Shares and Subordinated Notes represented by the EISs will continue to be qualified investments for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans, registered education savings plans and registered disability savings plans and tax-free savings account under the Tax Act. The Tax Act currently imposes penalties for the acquisition or holding of non-qualified or prohibited investments.
     Amendments to the Tax Act were enacted on June 22, 2007 which modify the tax treatment of most publicly-traded trusts and limited partnerships. Generally, these amendments include the imposition of significant new taxes on certain distributions or income allocations, as the case may be, from these entities. These amendments are effective for the 2007 taxation year for income trusts and limited partnerships that commenced public trading after October 31, 2006, but are delayed until the 2011 taxation year for income trusts and limited partnerships that were publicly traded prior to November 1, 2006, provided there is no “undue expansion” of the trust or partnership in the intervening period. Since the Issuer is a corporate issuer of EISs, currently subject to taxation, rather than an income trust or partnership, the legislative amendments do not apply to the Issuer. However, there can be no assurance that Canadian federal income tax laws and administrative policies will not be changed in a manner, to apply to, and adversely affect, the Issuer and other issuers of enhanced income securities and the holders thereof.
The IRS May Challenge the Characterization of the Subordinated Notes as Debt
     There can be no assurance that U.S. federal income tax laws and IRS administrative policies respecting the U.S. federal income tax considerations will not be changed in a manner which adversely affects Non-U.S. Holders.

     No statutory, judicial or administrative authority directly addresses the treatment of the EISs or the Subordinated Notes, or instruments similar to the EISs or the Subordinated Notes, for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of the purchase, ownership and disposition of EISs and the Subordinated Notes are uncertain. On closing of the EIS Offering, the Issuer received an opinion from its U.S. counsel, Torys LLP and the Underwriters (as defined in the Underwriting Agreement) received an opinion from their U.S. counsel, Vinson & Elkins LLP, to the effect that the acquisition of an EIS should be treated as the acquisition of a Common Share and a Subordinated Note as separate securities and that the Subordinated Notes should be classified as debt for U.S. federal income tax purposes. The Issuer intends to deduct interest on the Subordinated Notes for U.S. federal income tax purposes. However, the IRS or the courts may take the position that the EISs are a single security classified as equity, or that the Subordinated Notes, standing alone, are properly classified as equity for U.S. federal income tax purposes, which could adversely affect the amount, timing and character of income, gain or loss in respect of a holder’s investment in EISs or Subordinated Notes, and materially increase Issuer’s taxable income and, thus, U.S. federal and applicable state income tax liability. This would adversely affect Issuer’s financial position, cash flow and liquidity, and could affect its ability to make interest payments on the Subordinated Notes or dividend payments on the Common Shares.
     In addition, Non-U.S. Holders may be subject to U.S. federal withholding or estate taxes with respect to the Subordinated Notes, and the Issuer could be liable for withholding taxes on any interest payments previously made to Non-U.S. Holders. Payments to Non-U.S. Holders would not be grossed-up for any such taxes. Issuer’s tax deduction for interest may be put at risk in the future as a result of a change in law or administrative or judicial rulings issued in the future and, in such event, Issuer may need to consider the effect of such developments on the determination of its future tax provisions and obligations.
     In compliance with certain requirements imposed by the IRS: (i) any U.S. tax advice contained in this Annual Information Form is not intended to be used, and cannot be used by any investor for the purpose of avoiding penalties imposed for U.S. federal income tax purposes; (ii) such advice was written in connection with the marketing of the EISs; and (iii) investors should seek advice based on their particular circumstances from an independent tax advisor.
There Can Be No Assurance that the IRS Will Not Assert that the Interest Rate on the Subordinated Notes is in Excess of an Arm’s Length Interest Rate
     There can be no assurance that the IRS will not assert that the interest rate on the Subordinated Notes is in excess of an arm’s length interest rate. If the IRS were successful in such a challenge, then the Issuer would not be able to deduct all of the interest paid on the Subordinated Notes. In such case, the Issuer’s taxable income and, thus, its U.S. federal income tax liability could be materially increased. As a result, the Issuer’s after-tax cash flow could be reduced and the Issuer’s ability to make interest payments on the Subordinated Notes and/or distributions with respect to the Common Shares could be materially and adversely impacted.
If the Issuer Subsequently Issues Subordinated Notes With Significant OID, the Issuer May Not Be Able to Deduct All of the Interest on the Subordinated Notes
     Subordinated Notes issued in a subsequent issuance may be issued at a discount to their face value and, accordingly, such notes may have “significant OID” and thus be classified as “applicable high yield discount obligations” for U.S. federal income tax purposes. If any Subordinated Notes were so treated, a portion of the OID on such notes would be non-deductible by the Issuer, and the remainder would be deductible only when paid. It is also possible that Subordinated Notes issued in a subsequent issuance will be treated as equity for U.S. federal income tax purposes. If any Subordinated Notes were so treated, as discussed above, the interest payable on such Subordinated Notes would be non-deductible by the Issuer. Any limit on the Issuer’s ability to deduct interest for U.S. federal income tax purposes would have the effect of increasing the Issuer’s taxable income and may adversely affect its cash flow available for interest payments and distributions to unitholders.
An Allocation of EIS Purchase Price that Results in OID May Reduce the Amount a Holder Can Recover Upon an Acceleration of the Payment of Principal Due On the Subordinated Notes or in the Event of the Issuer’s Bankruptcy
     Under U.S. federal bankruptcy law, if the Subordinated Notes are treated as issued with OID because the allocation of the purchase price is not respected, holders of such Subordinated Notes having OID may not be able to collect the portion of the principal face amount of such Subordinated Notes that represents unamortized OID as of the acceleration or filing date, as the case may be, in the event of an acceleration of the Subordinated Notes or in the event of the Issuer’s bankruptcy prior to the maturity date of the Subordinated Notes. As a result, a treatment of the Subordinated Notes as having been issued with OID could have the effect of ultimately reducing the amount such holder can recover from the Issuer, Primary Energy, Primary Operations and its guaranteeing subsidiaries, in the event of an acceleration or bankruptcy.
The Issuer or Other Payor May Not Be Able to Properly Report OID to the Holders of EISs or Subordinated Notes and the IRS, and Hence May Become Subject to Substantial IRS Penalties for Such Failure
     The Code generally requires that the payor of interest and OID report to its payees and the IRS the amounts of interest and OID includable in income with respect to such payees, unless an exception to reporting applies. If the EISs or Subordinated Notes issued in connection with the EIS Offering are issued with OID and there is a subsequent issuance of Subordinated Notes or if any subsequent issuance of EISs or Subordinated Notes is issued with OID and, in either case, no exception to reporting applies, the Issuer or other payor may not be able to properly report the amount of OID to the proper payee because all of the Subordinated Notes are being issued and will be traded under the same CUSIP number and will be held in book-entry form in the name of the CDS or its nominee. As a result, the identity of the holders of the Subordinated Notes issued with OID may not be known, and hence the Issuer or other payor may not be able to properly report OID to the IRS and to the proper payees.
     In such circumstances, the Issuer or other payor may choose to report such OID to all holders of Subordinated Notes regardless of whether such holders acquired the Subordinated Notes in this offering or a subsequent issuance, unless an exception to reporting applies. The Issuer believes that such reporting may satisfy the OID reporting requirements and hence reduce or eliminate any exposure of the Issuer to penalties for not properly reporting. Non-U.S. Holders who qualify for the Portfolio Interest Exemption generally should not be subject to OID reporting, and hence generally should not be impacted by such reporting.
     As a result, a holder subject to OID reporting, which as discussed below generally would not apply to a Non-U.S. Holder, may be required to report OID even though such holder purchased Subordinated Notes having no OID unless such holder can establish to the IRS that its Subordinated Notes do not have OID. The IRS might assert that, unless a holder can establish that it is not holding Subordinated Notes with OID, all Subordinated Notes held by such holder will have OID.
     The penalties for failure to properly file and report such OID amounts to the IRS is generally capped at $250,000 for all such failures during any calendar year, but if such failure is due to the intentional disregard of the filing requirement (or the correct information reporting requirement), the penalty is the greater of $100 for each return with respect to which a failure occurs or 10% of the aggregate amount of items required to be reported correctly. The penalties for failure to properly furnish and report such amounts to a payee of OID is generally capped at $100,000 for all such failures during any calendar year, but if such failure is due to the intentional disregard of the filing requirement (or the correct information reporting requirement), the penalty is the greater of $100 for each return with respect to which a failure occurs or 10% of the aggregate amount of items required to be reported correctly. A failure is due to intentional disregard if it is a knowing or willful failure to file timely or to include the correct information, which determination is made based on all the facts and circumstances of the particular case. The penalty will not apply to any failure that is due to reasonable cause and not willful neglect. However, a failure by the Issuer or other payor to properly report OID in the case of the EISs and Subordinated Notes may be treated as due to an intentional disregard, and therefore could result in substantial penalties.
The Subordinated Notes May Have OID for U.S. Federal Income Tax Purposes
     The Subordinated Notes may be treated as having been issued with OID for U.S. federal income tax purposes in certain circumstances, e.g., if the allocation of the purchase price of each EIS to the Subordinated Notes were determined to be too high or if the likelihood of a deferral of interest payments on the Subordinated Notes were determined not to be “remote” or an interest deferral actually occurred.
     A Non-U.S. Holder generally would not be subject to U.S. federal income tax with respect to such OID so long as such OID is not effectively connected with such holder’s conduct of a trade or business within the U.S. and such holder qualifies for the Portfolio Interest Exemption. If the Non-U.S. Holder failed to satisfy these requirements, a holder generally would be required to include OID in income in advance of the receipt of cash attributable to that income, and such OID may be subject to U.S. federal income or withholding taxes.
     Any U.S. tax advice contained herein is not intended to be used, and cannot be used by an investor for the purpose of avoiding penalties imposed for U.S. federal income tax purposes. Prospective investors should consult their own tax advisor to determine the particular U.S. federal income tax consequences of OID, including the applicability and effect of U.S. state and local tax laws.
     The requirement to include OID in income in advance of the receipt of cash attributable to that income may discourage U.S. persons and those Non-U.S. Holders subject to U.S. federal income tax on OID from acquiring Subordinated Notes and may adversely affect the liquidity of the EISs and Subordinated Notes.
Certain U.S. Tax Considerations May Discourage Third Parties from Pursuing a Tender Offer or other Change of Control Transaction
     Under certain circumstances, Code Section 163(j) limits a corporation’s deductions for interest paid to related foreign persons exempt from U.S. federal income tax. For these purposes, a corporation and a creditor of the corporation will generally be “related” if the creditor owns, directly or by attribution, more than 50% of the corporation by vote or value. The purchase of an EIS should be treated for U.S. federal income tax purposes as a purchase of both an equity interest and a creditor’s interest in the Issuer. As a result, a purchase by any Non-U.S. Holder of more than 50% of the EISs could result in the Issuer’s interest deductions being limited with respect to the Subordinated Notes forming part of those EISs or otherwise owned by such person. Furthermore, if any Non- U.S. Holder owns, directly or by attribution, 10% or more of the outstanding voting stock of the Issuer (including stock owned through EISs), or certain other relationships exist, then the Issuer may be required to withhold U.S. tax at a rate of up to 30% on interest payable on any Subordinated Notes owned by that person (including Subordinated Notes owned through EISs), unless an exemption or reduced rate of U.S. withholding tax applies under an applicable treaty such as the Treaty. Either of these factors could discourage third parties from pursuing a tender offer or other change of control transaction with respect to the Issuer, which otherwise might have led to a premium being paid for EISs.
U.S. Inversion Transactions
     Under certain circumstances, a non-U.S. corporation may be treated as a U.S. corporation for U.S. federal income tax purposes where such non-U.S. corporation acquires substantially all of the equity interests in, or the assets of, a U.S. corporation or partnership, if, after the transaction, former equity owners of the U.S. corporation or partnership own a specified level of stock in the non-U.S. corporation

(e.g. corporate “inversions”). These rules should not apply to Issuer, because the Manager, the indirect holder of the Class B Preferred and Class B Common Interests of Primary Energy, does not own any stock in Issuer. The IRS has been granted the authority to promulgate regulations that could, if exercised broadly, cause this legislation to apply to Issuer and result in Issuer being treated as a U.S. corporation for U.S. federal income taxes purposes and U.S. withholding taxes being imposed on dividends paid on the Common Shares to Non-U.S. Holders. In such a case, there would be no U.S. withholding tax imposed on dividends paid on the Common Shares to U.S. Holders.
Basis Calculation and Depreciation Allocations
     For U.S. federal income tax purposes, the Manager is treated as contributing, through Ventures Holdco, the Projects to Primary Energy simultaneously with the Issuer’s contribution of the proceeds of the offering to Primary Energy and Primary Energy’s repayment of debt. Venture’s indirect contribution is treated, in part, as a taxable sale and, in part, as a non-taxable contribution of assets to a partnership.
     With respect to the part treated as a taxable sale, Primary Energy is treated as having a tax basis in the contributed assets equal to their allocated purchase price. Primary Energy is entitled to claim deductions for depreciation and amortization with respect to these assets in the same manner as if it had purchased them.
     With respect to the part of Venture’s indirect contribution treated as a non-taxable contribution of assets to a partnership, Primary Energy is treated as having a tax basis in the contributed assets that is the same as the basis of such assets in the hands of Ventures Holdco prior to the contribution. As a result of this “carryover” basis, Primary Energy is only entitled to claim deductions for depreciation and amortization to the same extent as Ventures Holdco could have claimed such deductions.
     Additional tax adjustments surrounded the transfer of the retained portion of Primary Energy in November of 2006. Code Section 754 election was made to step up/down a portion of the assets in accordance with Code Section 743(b). This adjustment served to more closely align the minority partner’s inside and outside basis over time and is the result of a disparity created by the purchase price excess over Primary Energy’s basis in the assets. These basis adjustments are tracked by Primary Energy and are specifically allocated to the minority owner.
     The allocation of purchase price was completed by independent third parties in arriving at the depreciable and amortizable base for both fixed assets and intangibles. It is Primary Energy’s opinion that these allocations are substantiated and reasonable, however, the tax treatment of these expenses and the corresponding allocations, could potentially be open to scrutiny by the IRS.
The Issuer May Not be Able to Make all Principal Payments on the Subordinated Notes
     The Subordinated Notes will mature 12 years after the date of issuance. The Issuer may not be able to refinance the principal amount of the Subordinated Notes in order to repay the principal outstanding or may not have generated enough cash from operations to meet this obligation. There is no guarantee that the Issuer will be able to repay the outstanding principal amount upon maturity of the Subordinated Notes.
     As a result of the subordinated nature of the guarantees of the Subordinated Notes, upon any distribution to creditors of Primary Energy in a bankruptcy, liquidation or reorganization or similar proceeding relating to Primary Energy or its property or assets, the holders of Primary Energy’s senior indebtedness will be entitled to be paid in full in cash before any payment may be made with respect to the Subordinated Notes under the guarantee provided by Primary Energy. In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to any of the Project holding companies or the Projects, the holders of the Subordinated Notes will not have a claim against the assets of such Projects.

There is No Public Market for the Common Shares and Subordinated Notes and Holders May Have Limited Liquidity
     Neither the Common Shares or the Subordinated Notes have a public market history and an active trading market for those securities does not currently exist. The Issuer currently does not expect that an active trading market for the Common Shares will develop until the Subordinated Notes mature. If the Subordinated Notes represented by the EISs mature or are redeemed or repurchased, the EISs will be automatically separated. There is no intention to list the Subordinated Notes on any stock exchange and an active trading market for the Subordinated Notes may not develop. As a result, there may continue to be limited liquidity for the Common Shares and Subordinated Notes not represented by the EISs.
The Market Price for the EISs, Common Shares or Subordinated Notes May be Volatile
     Factors such as variations in the Issuer’s financial results, announcements by the Issuer, the Projects or others, developments affecting the business of the Issuer or the Projects, general interest rate levels, the market price of the Common Shares and general market volatility could cause the market price of the EISs, the Common Shares or the Subordinated Notes to fluctuate significantly.
     In addition, future sales or the availability for sale of substantial amounts of EISs or Common Shares or a significant principal amount of Subordinated Notes in the public market could adversely affect the prevailing market price of the EISs, the Common Shares and the Subordinated Notes and could impair the Issuer’s ability to raise capital through future sales of its securities.
MARKET FOR SECURITIES
     The EISs are listed and posted for trading on the Toronto Stock Exchange (“TSX”).
     The monthly average volume of trading and price ranges of the EISs on the TSX over fiscal 2008 are set forth in the following table:

PERIOD	HIGH	LOW	VOLUME
	(Cdn$)	(Cdn$)
January 2008	5.29	4.50	1,471,709
February 2008	6.00	4.73	1,477,317
March 2008	6.90	5.73	600,049
April 2008	7.14	6.11	1,845,688
May 2008	6.95	6.30	446,920
June 2008	7.68	6.41	413,908
July 2008	6.90	6.40	1,389,492
August 2008	6.73	5.88	242,461
September 2008	6.29	4.84	915,583
October 2008	5.25	3.53	1,034,046
November 2008	4.50	2.28	2,287,847
December 2008	2.85	1.83	1,961,604
AUDITORS, TRANSFER AGENT, REGISTRAR AND INDENTURE TRUSTEE
     The auditors of the Issuer and Primary Energy are PricewaterhouseCoopers LLP.
     The transfer agent and registrar for the EISs and the Common Shares is Computershare Investor Services Inc. at its principal office in Toronto, Ontario.
     The Trustee for the Subordinated Notes is Computershare Trust Company of Canada at its principal office in Toronto, Ontario.

MATERIAL CONTRACTS
     The following are the only material contracts, other than contracts entered into in the ordinary course of business, to which the Issuer or Primary Energy are a party:
•	the Allocation Agreement referred to under “Description of the Business — Objective and Business Strategy — Allocation Agreement”;

•	the Management Agreement referred to under “Directors, Officers and Management — The Manager — Management Agreement”;

•	the Securityholders’ Agreement referred to under “Primary Energy — Securityholders’ Agreement”;

•	the Credit Facility referred to under “The Issuer — Credit Facility”;

•	the First Amendment referred to under “General Development of the Business — Fiscal 2007”; and

•	the Second Amendment referred to under “General Development of the Business — Fiscal 2007”.
     Each of these material contracts is available for review on SEDAR at www.sedar.com.
LEGAL PROCEEDINGS AND REGULATORY ACTIONS
     In the ordinary course of business, the Issuer and its subsidiaries may, from time to time, be subject to various pending and threatened lawsuits in which claims for monetary damages are asserted. To the knowledge of the Issuer, none of the Issuer or its subsidiaries is involved in any legal proceeding which is expected to have a material effect on the Issuer and no legal proceedings of a material nature are pending or to the knowledge of the Issuer threatened against the Issuer or its subsidiaries. To the knowledge of the Issuer, none of the Issuer or its subsidiaries is aware of any penalties, sanctions or settlement agreements imposed against, or entered into by, the Issuer or its subsidiaries, except for the agreed order issued in connection with Cokenergy NOV. See “Description of the Business — Overview of the Projects — Cokenergy”.
INTERESTS OF EXPERTS
     PricewaterhouseCoopers LLP, the Issuer’s auditor, has been named as having prepared a certified statement, report or valuation described or included in a filing, or referred to in a filing, made under National Instrument 51-102 — Continuous Disclosure Obligations by the Issuer during, or relating to the Issuer’s fiscal year ended December 31, 2008. To the knowledge of the Issuer, PricewaterhouseCoopers LLP holds no registered interest, directly or indirectly, in any securities or other property of the Issuer or any of its affiliates.
ADDITIONAL INFORMATION
     Additional information is provided in the Issuer’s financial statements and management’s discussion and analysis of the Issuer’s financial condition and results of operations for its most recently completed fiscal year. Copies of such documents and any additional information related to the Issuer may be found on SEDAR at www.sedar.com. In the alternative, copies may be obtained from the Issuer, upon written request.
     Additional information, including directors’ and officers’ remuneration and indebtedness, the principal holders of the Issuer’s securities and securities authorized for issuance under equity compensation plans will be contained in the Issuer’s Management Information Circular, to be filed with

Canadian securities regulatory authorities in connection with the annual meeting of shareholders of the Issuer to be held in respect of its 2008 fiscal year.

GLOSSARY OF TERMS
     In this Annual Information Form, the following terms will have the meanings set forth below, unless otherwise indicated. Words importing the singular include the plural and vice versa and words importing any gender include all genders:
“Acquisition Opportunity” means a prospect or opportunity (i) pursuant to which an ownership interest in a power project or other investment may be purchased or otherwise acquired, or (ii) that is not a Development Opportunity, and in each case is not an enhancement to the Issuer’s own projects.
“affiliate” has the meaning ascribed thereto in the Securities Act (Ontario).
“Allocation Agreement” means the allocation agreement dated November 1, 2006 among the Manager, the Issuer, EPCOR Power L.P. and Thomas Casten.
“Availability” means the percentage of hours during the reference period that the power plant in question was able, if called upon, to produce name plate generation capacity.
“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in the Province of Ontario are authorized or required by law to close.
“Capacity Payment” means a payment based on the capacity of an electric generator to deliver electric energy, or based on the capacity of a cogeneration facility to deliver electricity and thermal energy. A facility’s capacity may be determined for these purposes by agreement, by historical performance, or by periodic testing of the facility. Capacity Payments are generally owed whether or not the generator or cogeneration facility is actually operated because they are based on the facility’s ability to deliver as opposed to its actual deliveries.
“Cash Sweep” means a mandatory quarterly principal repayment equal to a portion of excess cash flow during the period.
“CDS” means the CDS Clearing and Depository Services Inc. and its successors.
“CHP” means combined heat and power.
“Class A Common Interests” means the Class A common membership interests of Primary Energy.
“Class A Preferred Interests” means the Class A preferred membership interests of Primary Energy.
“Class B Common Interests” means the Class B common membership interests of Primary Energy.
“Class B Preferred Interests” means the Class B preferred membership interests of Primary Energy.
“Closing” means August 24, 2005, being the date on which the EIS Offering was completed.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Common Shares” or “Common Share” means the common shares of the Issuer.
“Credit Facility” means the credit facility provided by a syndicate of financial institutions to Primary Operations on Closing in an aggregate amount of $150 million, as amended by the First Amendment and the Second Amendment.

“DBRS” means DBRS Limited.
“Designated Employees” means V. Michael Alverson, Graham L. Brown and David Hermanson.
“Development Opportunity” means a prospect which (i) (A) is not inextricably tied to, (B) is not a part of, or (C) does not impact the physical structure, profitability or operations of, a Project, and (ii) may result in construction or other development of a power project or other investment.
“EIS” means an enhanced income security, consisting of one Common Share and Cdn$2.50 principal amount of Subordinated Notes.
“EIS Offering” means the offering of the EISs on August 24, 2005 pursuant to a prospectus of the Issuer dated August 16, 2005.
“EIS Subordinated Notes” means the 11.75% subordinated notes of the Issuer issued as part of EISs in connection with the EIS Offering in accordance with the Indenture.
“EPAct 2005” means the United States Energy Policy Act of 2005.
“EPCOR Acquisition” means the acquisition of the Manager by EPCOR Power on November 1, 2006.
“EPCOR Affiliate” means an affiliate of EPCOR Power or EPCOR USA (other than the Issuer, Primary Energy or its subsidiaries).
“EPCOR Entities” means collectively the Manager, EPCOR Power, EPCOR USA and the EPCOR Affiliates.
“EPCOR Power” means EPCOR Power L.P.
“EPCOR USA” means EPCOR USA Inc., formerly known as EPCOR Operations (U.S.) Inc.
“equivalent amount” on any given date in one currency (the “first currency”) of any amount denominated in another currency (the “second currency”) means the amount of the first currency which could be purchased with such amount of the second currency at the rate of exchange approximately equal to the noon rate of exchange quoted by the Bank of Canada on such day for the purchase of the first currency with the second currency.
“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.
“ERISA Plan” means any employee benefit plan that is subject to the fiduciary and prohibited transaction provisions of ERISA and/or any plan that is subject to Section 4975 of the Code, any trust holding assets of such a plan, any entity that is deemed to hold the assets of such a plan pursuant to 29 C.F.R. Section 2510.3-101, issued by the United States Department of Labor, and any governmental plan (as defined in Section 3(32) of ERISA or Section 414(d) of the Code) organized in a jurisdiction within the United States that is subject to a federal, state or local law which is substantially similar to the foregoing provisions of ERISA or Section 4975 of the Code.
“FERC” means the United States Federal Energy Regulatory Commission, an independent regulatory agency that, among other things, regulates the transmission and sale of electric power at wholesale in interstate commerce.

“First Amendment” means the agreement between Primary Operations and the Royal Bank of Canada, as administrative and collateral agent for the lenders, dated June 13, 2007.
“FPA” means the United States Federal Power Act, as amended.
“Guarantee” means a guarantee of the obligations of the Issuer under the Indenture and the Subordinated Notes by any person.
“Guarantor” means any person that incurs a Guarantee, including Primary Energy, Primary Operations and all of its direct or indirect subsidiaries subject to limitations described in the Indenture; provided that upon the release or discharge of such person from its Guarantee in accordance with the Indenture or the applicable Guarantee, such person ceases to be a Guarantor.
“Harbor Coal Amendment” means the amendment to the Harbor Coal contract between the Issuer and the host effective as of January 1, 2008.
“Harbor Coal Project” means the coal pulverization facility which is owned by PCI Associates, a general partnership under the laws of the State of Indiana, the two general partners of which are Harbor Coal LLC (formerly Harbor Coal Company) and III/PCI Inc. (formerly ISC/PCI Inc.).
“Holder” means a holder of EISs, Subordinated Notes or Common Shares.
“Indenture” means the subordinated note indenture dated August 24, 2005 among the Issuer, Primary Energy and the Trustee.
“Industrial Recycled Energy Project” means any energy project that primarily operates to capture and recycle waste energy from industrial processes and convert it into useful electricity and thermal energy, but for greater certainty does not include combined heat and power projects which derive their energy from any primary fuel source, including but not limited to coal, natural gas or biomass.
“Ispat Inland” means Ispat Inland Inc., a wholly-owned subsidiary of Mittal.
“IRS” means the United States Internal Revenue Service.
“Issuer” means Primary Energy Recycling Corporation, a corporation continued under the laws of British Columbia.
“Manager” means EPCOR USA Ventures LLC, formerly known as Primary Energy Ventures LLC, a limited liability company formed under the laws of Delaware.
“Management Agreement” means the management agreement dated August 24, 2005 among the Manager, the Issuer, Primary Energy and Primary Operations, as it may be amended, supplemented and restated from time to time.
“Mittal” means ArcelorMittal Steel. In December 2004, Ispat International (the parent of Ispat Inland) merged with LNM Group to form ArcelorMittal. In April 2005, ArcelorMittal acquired ISG. Unless otherwise noted, references to Mittal in this Annual Information Form refer to ArcelorMittal and its predecessor entities and their subsidiaries, including Ispat Inland and ISG.
“New Asset” means any power project or other investment that results from construction or development of a Development Opportunity and/or purchase or acquisition of an Acquisition Opportunity.

“Non-U.S. Holder” means any person, other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes, that is not: (i) an individual who is (or in certain cases was) a citizen in the United States, including an alien resident who is a lawful permanent resident of the United States or meets the “Substantial Presence” test under 7701(b) of the Code, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or a political subdivision thereof, (iii) an estate, the income of which is subject to U.S. federal income tax regardless of the source, or (iv) a trust, if it (A) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) the trust was in existence on August 20, 1996 and has properly elected under applicable Treasury Regulations to continue to be treated as a United States person.
“OID” means original issue discount.
“Primary Energy” means Primary Energy Recycling Holdings LLC, a limited liability company formed under the laws of Delaware.
“Primary Operations” means Primary Energy Operations LLC, a limited liability company formed under the laws of Delaware, formerly known as Primary Energy Steel LLC.
“Projects” means the Recycled Energy Projects and the Harbor Coal Project, all as described under “Overview of the Projects”.
“PUHCA 2005” means the Public Utility Holding Company Act of 2005.
“PURPA” means the United States Public Utility Regulatory Policies Act of 1978, as amended.
“Qualifying Facility” has the meaning ascribed thereto in PURPA and the regulations of the FERC thereunder.
“Recycled Energy Projects” means the Ironside, North Lake, Cokenergy and Portside projects.
“S&P” means Standard and Poor’s, a division of The McGraw-Hill Companies, Inc.
“Sale Process” means the ongoing sale process that could lead to the sale of the Issuer and/or Primary Energy.
“Second Amendment” means the agreement between Primary Operations and the Royal Bank of Canada, as administrative and collateral agent for the lenders, dated November 30, 2007.
“Securityholders’ Agreement” means the securityholders’ agreement in respect of Primary Energy dated August 24, 2005, as amended by the waiver and amendment dated November 1, 2006, among the Issuer, Primary Energy, Ventures Holdco and the Manager.
“SEDAR” means the System for Electronic Document Analysis and Retrieval, the electronic filing system for the disclosure documents of public companies and investment funds across Canada.
“Separate Subordinated Notes” means the Cdn$18.5 million principal amount of Subordinated Notes issued and sold separately at the time of Closing.
“Subordinated Notes” means the EIS Subordinated Notes and the Separate Subordinated Notes.

“Targeted Annual Distributable Cash” means Cdn$1.10 per EIS and, following the maturity, redemption or repurchase of all of the Subordinated Notes or the separation of all of the EISs, means Cdn$0.8063 per Common Share subject to adjustment from time to time as described under “Directors, Officers and Management — The Manager — Management Agreement — Management and Administrative Services”.
“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, in each case in effect on the date hereof.
“thermal energy” means useful energy for heating or removing heat and can be delivered as steam, hot or cold water.
“Treasury Regulations” means the U.S. Treasury regulations (including final, temporary and proposed regulations) promulgated under the Code.
“Trustee” means Computershare Trust Company of Canada.
“U.S. Holder” means any Holder that is not a Non-U.S. Holder.
“U.S. Steel” means United States Steel Corporation.
“Ventures Holdco” means EPCOR USA Holdings LLC, a limited liability company formed under the laws of Delaware.

APPENDIX “A”
AUDIT COMMITTEE CHARTER
PRIMARY ENERGY RECYCLING CORPORATION
I. PURPOSE
     The Audit Committee of the Board of Directors of Primary Energy Recycling Corporation (the “Committee”) supports the Board in: (i) carrying out its oversight responsibilities relating to the Company’s financial statements, accounting policies and its financial reporting process, the systems of internal accounting and financial controls, the independent audit and the selection of the independent auditors (the “Auditors”), (ii) review and discuss the Company’s internal control measures with management of the Company’s manager, EPCOR USA Ventures LLC (herein “Ventures”) for purposes of the Company’s compliance with any internal control regulations as may be promulgated by the Ontario Securities Commission or other regulatory body to which the Company is subject and (iii) carrying out any other functions set out in this Charter or as from, time to time, may be assigned by the Board to this Committee.
II. COMPOSITION
     The Committee shall be comprised of no fewer than three directors, each of whom the Board has determined to satisfy the independence and financial literacy requirements as contemplated by the laws, regulations and listing requirements to which the Company is subject. No director shall be qualified to be a member of the Committee if such director receives any compensation or other remuneration from the Company or any of its subsidiaries, other than director’s fees, for such member’s services; provided, however, that a member of the Committee who is also a shareholder of the Company may receive dividends and other distributions declared by the Company in the same proportion and amount as other shareholders of the Company.
     Members, including the Committee Chair, shall be appointed by the Board and shall serve for such term as the Board may determine.
     The General Counsel or Associate General Counsel of Ventures shall act as secretary to the Committee, attend meetings of the Committee and prepare and maintain minutes of the proceedings of the Committee.
     Any member of the Committee may be replaced or removed at any time by the Board. The Board shall fill vacancies on the Committee, as it deems appropriate.
     No member of the Committee shall sit on more than four public company audit committees, including this Committee, without the approval of the Board.
III. MEETINGS
     The Chair of the Board or the Committee Chair may call at meetings of the Committee anytime. The Committee shall meet as often as necessary, but not less than four times a year. Any director may ask the Committee Chair to call a Committee meeting.
     A quorum at any meeting of the Committee shall be a majority of the members.
     Notice of the time and place of each meeting of the Committee and any relevant materials shall be provided to each member of the Committee and the Auditor, not less than forty eight (48) hours before the time fixed for such meeting. A member may waive notice of a meeting.

     The Committee Chair shall, with input from the chief financial officer of the Manager, other appropriate individuals and the Auditors, develop the agenda for regular Committee meetings.
     If the Chair of the Committee is not present at any meeting of the Committee, one of the members who is present shall be chosen by the Committee to preside at the meeting.
     At each regular meeting, the Committee shall meet separately with the Auditors. The Committee will meet in camera, as necessary.
     At the invitation of the Committee Chair, other members of the Board, members of Primary Energy Recycling Holdings LLC’s Board of Managers, members, officer or employees of the Manager, or special advisors may attend any meeting of the Committee.
IV. RESPONSIBILITIES
     To carry out its responsibilities, the Committee shall have the following duties and powers:
1.	In respect of Disclosure and Internal Controls
(a)	Review and discuss with the Company’s internal control measures with Ventures for purposes of the Company’s compliance with any internal control regulations as may be promulgated by the Ontario Securities Commission or other regulatory body to which the Company is subject.

(b)	Review and discuss with management: (i) the Company’s policies and procedures for internal accounting, financial control and management information and (ii) the Company’s disclosure controls and procedures.

(c)	Review and discuss with management: (i) the Company’s risk management policies governing the process by which the Company manages exposure to risk, (ii) the Company’s major financial risk exposures and (iii) on at least an annual basis, the steps that have been taken to monitor and control such exposures; including the Company’s insurance program.

(d)	Review all of the Company’s interim and annual financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operation and recommend for approval to the Board.

(e)	Review all of the Company’s public disclosure documents containing financial information, before they are released.

(f)	Review and approve (where not otherwise reviewed and approved by the Board as a whole) all press releases disclosing financial information, including the results of operations for any interim or annual financial accounting period and any changes to any Earnings Guidance.

(g)	Consistent with the Company’s obligation under the Ontario Securities Commission or other regulatory body to which the Company is subject, direct that management of Ventures file the financial statements of the Company and/or any Earnings Guidance statements with applicable securities regulators contemporaneous with issuance of any press releases related thereto.

(h)	Review any off-balance sheet items.

(i)	Discuss with management the type of financial information, earnings guidance and presentation provided to analysts and rating agencies.

(j)	Review expenses submitted by the Manager to be paid by the Company.

(k)	Review the annual management and administration budget for the Company prepared by the Manager and recommend for approval to the Board.

(l)	Review the evaluation, accounting and disclosure of legal proceedings against the Company.

(m)	Review with management and the Auditors any significant correspondence with regulators or governmental agencies or published reports which may raise material issues regarding the Company’s financial statements or accounting policies.

(n)	Satisfy itself that adequate procedures are in place for the review of the Company’s public disclosure of financial information extracted or derived from the Company’s financial statements, and periodically assess the adequacy of these procedures.
2.	In respect of the Auditors
(a)	Evaluate the performance and independence of the Auditors and recommend the retention or termination of the Auditors and, in the case of termination of the Auditors, make nominations to the Board of Directors with respect to any Auditors to be retained in replacement of existing Auditors who shall report directly to the Committee.

(b)	Discuss with the Auditors any relationships that may impact the quality of its services to the Company or the objectivity and independence of the Auditors.

(c)	Approve all audit engagement fees and terms and recommend approval of such fees to the Board.

(d)	Prior to the provision of services, approve the provision of any non-audit services, to be provided to the Company and/or any its subsidiaries by the Company’s Auditors and the fees associated with those services.

(e)	Review the process for the rotation of the lead audit partner, the concurring partner and any other engagement team partner assigned by the Company’s Auditor to the provision of audit services to the Company and its subsidiaries.

(f)	Require the Auditors to submit a formal written statement describing their quality control procedures.

(g)	Consider any reports or communications (and management’s related responses) submitted to the Committee by the Auditors as required by applicable auditing standards.

(h)	Discuss any significant matters arising from any audit, and any difficulties or considerable differences of opinion between the Auditors and the Manager, and the Manager’s responses thereto.

(i)	Review the annual Auditor’s Report to Shareholders.

(j)	Discuss with the Auditors and the Manager the significant financial reporting issues and judgements made in connection with the preparation of the Company’s financial statements, including the quality of the Company’s critical accounting principles, any significant changes in these principles, alternative treatments of financial information that have been discussed with management and the implications of their use.

(k)	Obtain the Auditor’s assurance that the audit was conducted in a manner consistent with applicable laws and regulations.

(l)	Review and approve any policies instituted by the Company with respect to utilization of partners, former employees and former partners of the Auditors in connection with work performed for the Company and its subsidiaries by the Manager.
3.	In respect of Corporate Governance
(a)	Establish and monitor procedures for the receipt, retention, treatment and resolution of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

(b)	Establish and monitor procedures for confidential, anonymous submissions by employees of the Manager of concerns regarding accounting, internal accounting controls, auditing matters or financial reporting.

(c)	Report its activities to the Board on a regular basis and make such recommendations to the Board as the Committee deems necessary or appropriate.

(d)	Prepare a report, if deemed necessary or appropriate, for inclusion in the Company’s annual proxy circular.

(e)	Conduct and review with the Board an annual performance evaluation of the Committee and its members.

(f)	Review this Charter annually and recommend any changes to the Board.

(g)	Review insider and related party transactions.
V. RESOURCES
     In fulfilling its role, the Committee is sanctioned to investigate any matter brought to its attention with full access to the books, records, facilities and personnel of Primary Energy Recycling Holdings LLC and its subsidiaries and to the Manager’s personnel.
     The Committee has the authority to retain, at the expense of the Company, counsel, accountants or other experts, as it deems appropriate, without seeking approval of the board.
VI. LIMITATION OF THE COMMITTEE’S ROLE
     The function of the Committee is oversight. It is not the duty or responsibility of the Committee to: (1) plan or conduct audits, (2) determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles or (3) conduct other types of auditing or accounting reviews or similar procedures.
     Members of the Committee, unless they have knowledge to the contrary, shall be entitled to rely on: (1) the integrity of those persons within the Manager and Primary Energy Recycling Holdings LLC and external advisors from which they receive information, (2) the accuracy of the information provided to the Committee and (3) representations made by the Manager and the Auditors as to any non-audit services provided by the Auditors to the Company and its affiliates.